                                                                   EXHIBIT 2


                           PURCHASE AND SALE AGREEMENT

                              Dated October 4, 1996

                                      AMONG

                             HOOVER UNIVERSAL, INC.

                                    AS SELLER

                                       AND

                             JOHNSON CONTROLS, INC.

                                 AS SHAREHOLDER

                                       AND

                      CARLISLE ENGINEERED COMPONENTS, INC.

                                  AS PURCHASER

                                LIST OF EXHIBITS

Exhibit A           Form of Opinion of Seller's Counsel
Exhibit B           Form of Opinion of Purchaser's Counsel
Exhibit C           Form of Transition Services Agreement
Exhibit D           Form of Lease


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                                LIST OF SCHEDULES

Schedule 1.1(a)(xiv)     Bank Accounts

Schedule 1.2(c)          Designated Included Assets - Plymouth office

Schedule 1.2(g) Designated Excluded Assets which Support the Plastic Container Division

Schedule 4.5             Allocation of Purchase Price

Schedule 7.1             Qualifications

Schedule 7.2             Violations

Schedule 7.3             Financial Statements/Accounting Principles

Schedule 7.4(a)          Owned Real Property

Schedule 7.4(b)          Leased Real Property

Schedule 7.5(a)          Equipment

Schedule 7.5(b)          Leased Personal Property

Schedule 7.6             Assigned Contracts

Schedule 7.7             Lawsuits

Schedule 7.8(a)          Employee Welfare and Benefit Plans

Schedule 7.9             Purchased Rights

Schedule 7.11(a)         Collective Bargaining Agreements

Schedule 7.11(b)         Exceptions to Employee Matters

Schedule 7.11(c)         Employees

Schedule 7.13            Insurance

Schedule 7.14            Product Warranties

Schedule 7.17            Related Party Transactions

Schedule 8.1(a)          Compliance with Laws


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Schedule 8.2(a)          Tax Matters

Schedule 8.3(b)          Environmental Permits

Schedule 8.3(c)          Environmental Claims

Schedule 8.3(d)          Compliance with Environmental Laws

Schedule 11.2(a)         Non-Transferred Employees

Schedule 16.12           Knowledge of Seller


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                                   DEFINITIONS

     The following terms which appear in this Agreement are defined in the following Sections:

     Term                                       Section
     ----                                       -------

ACTA Surveys                                      6.4
Active Employee Plan                              11.4(a)
Active Employees                                  11.2
Affiliate                                         1.1(b)
Agreement                                         Preamble
Applicable Interest Rate                          4.4
Assigned Contracts                                1.1(a)(vii)
Assumed Liabilities                               2.1
Baseline Report                                   10.1(c)
Big Six                                           4.2
Business                                          Preamble
Cap                                               15.2(c)(i)
Certification                                     4.1
Claim                                             1.1(b)
Closing                                           5.1(a)
Closing Balance Sheet                             4.1
Closing Date                                      5.1(b)
Closing Payment                                   3.2
Code                                              4.5
Competing Business                                12.6(a)(iii)
Confidential Information                          12.6(c)
Controversy                                       16.9
Conveyance Instruments                            5.1(d)
Damages                                           15.2
Deductible                                        15.2(c)(i)
EPD                                               Preamble
Effective Date                                    5.1(b)
Employees                                         11.1
Encumbrances                                      1.1(b)
Environmental Damages                             10.1(d)
Environmental Laws                                8.3(a)(ii)
Environmental Claim                               8.3(a)(i)
Environmental Notice                              10.1(a)(i)
ERISA                                             7.8(a)
ERISA Plans                                       7.8(a)
Excluded Assets                                   1.2
Existing Environmental Indemnity Condition        10.1(a)


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Factoring Agreement                               12.4
Financial Statements                              7.3
Firm                                              4.2
Guaranteed Net Asset Value                        4.4
Hoover                                            1.2(f)
Indemnitee                                        15.4
Indemnitor                                        15.4
Interim Period                                    11.8
Interior                                          12.6(a)(i)
Johnson Controls                                  1.2(f)
Knowledge of Seller                               16.12
Leased Personal Property                          1.1(a)(ii)(B)
Leased Real Property                              1.1(a)(ii)(A)
Leases                                            1.1(a)(ii)(A)
LIFO                                              7.12
Management Employees                              12.6(b)
Materials of Environmental Concern                8.3(a)(iii)
Net Asset Value                                   4.1
New Environmental Indemnity Condition             10.1(b)
Notice                                            16.9
Other Employees                                   12.6(b)
Owned Real Property                               1.1(a)(i)
Permits                                           8.3(b)
Permitted Owned Real Property Exceptions          7.4(a)
Plan                                              11.3
Previous Property                                 10.1(a)
Prime Rate                                        4.4
Purchase Price                                    3.1
Purchased Assets                                  1.1(b)
Purchased Claims                                  1.1(a)(xi)
Purchased Inventories                             1.1(a)(iv)
Purchased Prepaid Items                           1.1(a)(vi)
Purchased Records                                 1.1(a)(viii)
Purchased Rights                                  1.1(a)(ix)
Purchaser                                         Preamble
Real Property                                     1.1(a)(ii)(A)
Reference Balance Sheet                           7.3
Related Documents                                 5.1(h)
Response                                          16.9
Retained Liabilities                              2.2
Returns                                           8.2(a)
Seller                                            Preamble
Seller Group                                      Preamble
Shareholder                                       Preamble

Surveyors                                         5.1(a)(ii)(C)
Survival Period                                   15.1
Tax/Taxes                                         8.2(b)
Temporarily Disabled Employees                    11.2(a)
Title Company                                     5.1(a)(ii)(A)
Transferred Employees                             11.2(a)
UAW Employees                                     11.2(a)
UAW Plan                                          11.4(b)
Welfare Benefits                                  11.8

                           PURCHASE AND SALE AGREEMENT


     PURCHASE AND SALE AGREEMENT, dated as of October 4, 1996 ("Agreement"), by and among Hoover Universal, Inc., a Michigan corporation, having its principal place of business at 49200 Halyard Road, Plymouth, Michigan 48170 ("Seller"), Johnson Controls, Inc., a Wisconsin corporation, having its principal place of business at 49200 Halyard Road, Plymouth, Michigan 48170 (the "Shareholder" and, together with Seller, the "Seller Group" and, each individually, a "member of the Seller Group") and Carlisle Engineered Components, Inc., a Delaware corporation, having its principal place of business at 250 S. Clinton Street, Suite 201, Syracuse, New York 13202 ("Purchaser").

     WHEREAS, Seller, through its Engineered Plastics Division ("EPD"), is engaged in the line of business comprised of injection molded and blowmolded plastic parts for the automotive industry and the manufacture of related automotive tooling (the "Business"); and

     WHEREAS, Seller desires to sell or to cause to be sold to Purchaser and Purchaser desires to purchase from Seller, subject to the assumption by Purchaser of certain liabilities of Seller relating to the Business, on the terms and conditions hereinafter set forth, substantially all of the assets and properties used in, held for use in, or otherwise relating to, the Business as a going concern.

     In consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I
                                PURCHASE AND SALE

     1.1  PURCHASED ASSETS:
     (a) On the terms and subject to the conditions set forth in this Agreement, the Seller Group hereby agrees to sell, transfer, convey, assign and deliver to Purchaser, or cause to be sold, transferred, conveyed, assigned and delivered to Purchaser, and Purchaser agrees to purchase from Seller Group, free and clear (except as described in SECTION 7.5(a) below) of all Encumbrances, as hereinafter defined, all of Seller Group right, title and interest in to and under the assets and properties of every nature, kind and description, whether real, personal or mixed, tangible or intangible, including, but not limited to, those reflected on the books and records of Seller and/or Shareholder on the Effective Date and used in, held for use in, or pertaining to, the Business, as hereinafter defined (other than Excluded Assets, as hereinafter defined), wherever located, as the same shall exist immediately prior to the Effective Date, as hereinafter defined, including, without limitation, the following:

          (i) all real property owned by Seller or Shareholder, including, without limitation, the real property listed in SCHEDULE 7.4(a), together with (A) all buildings and other structures, fixtures and improvements located thereon, (B) any and all rights, privileges, hereditaments and appurtenances appertaining thereto or to any such building, structure, fixture or improvement and (C) to the extent constituting real property under applicable law, any and all fixtures, machinery, installations equipment and other property attached thereto or located thereon (collectively, the "Owned Real Property");

          (ii) (A) subject to Section 5.1(e) below, all real property leases, including, without limitation, the real property leases listed in SCHEDULE 7.4(b) (collectively, the "Leases"), together with all of Seller's right and interest in (1) any and all of the structures, fixtures and improvements located on the real property covered by such Leases, (2) any and all rights, privileges, hereditaments and appurtenances appertaining thereto or to any such structure, fixture or improvement, and (3) to the extent constituting real property under applicable law, any and all fixtures, machinery, installations, equipment and other property attached thereto or located thereon (collectively, the "Leased Real Property"; and, together with the Owned Real Property, the "Real Property");

               (B) subject to SECTION 5.1(e) below, all personal property leases of the Business, including, without limitation, leases of machinery, equipment, vehicles, furniture, tools, spare parts, supplies, materials and other personal property (collectively, the "Leased Personal Property"), substantially all of which are listed in SCHEDULE 7.5(b);

          (iii) all machinery and equipment, including, without limitation, all manufacturing, production, maintenance, packaging, testing and other machinery, tooling (including dies and molds) and equipment, rolling stock, vehicles, spare or replacement parts, computer equipment, furniture, fixtures, plant and office equipment, supplies and other tangible personal property including, without limitation, those items listed in SCHEDULE 7.5(a);

          (iv) all inventories of the Business owned by Seller, including, without limitation, raw materials, work-in-process, finished goods, component parts, returned goods, stores and supplies, packaging, shipping containers and other materials, and subject to SECTION 5.1(e), and third party manufacturers' warranties applicable to the inventories, all orders or contracts for the purchase of inventories, raw materials, parts or supplies ordered by Seller in the ordinary course of business prior to the Effective Date (collectively, the "Purchased Inventories");

          (v) all accounts and notes receivable except those tooling receivables referenced in SECTION 1.2(h) below;

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          (vi) all prepaid expenses relating to the Assumed Liabilities, as hereinafter defined, including prepaid Taxes (except prepaid income taxes, if any), as hereinafter defined, together with all advances, credits and security, utility and other deposits (but excluding prepaid insurance) (collectively, the "Purchased Prepaid Items");

          (vii) subject to SECTION 5.1(e) below, all rights in and under all other contracts, arrangements, licenses, commitments, purchase orders, sales orders and other agreements, including, without limitation, any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to such agreements, and to assert claims and take other rightful actions in respect of breaches, defaults and other violations thereof (collectively, the "Assigned Contracts");

          (viii) all operating records, data and other materials (in any form or medium) maintained by the Business, including, without limitation, all books, records, sales and sales promotional data, advertising materials, customer lists and records, credit information, cost and pricing information, supplier lists and records, business plans, catalogs, price lists, correspondence, production data, engineering records, personnel and payroll records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data, intellectual property disclosures, accounting records, plans, specifications, surveys, title policies, property records, sales order files, manuals and other materials related to any of the foregoing items (collectively, the "Purchased Records");

          (ix) subject to SECTION 1.2(f) below, all patents, patent applications, trademarks, trade names, trade or service marks, know-how and trade secrets, copyrights, copyright applications, trade dress, logos, processes, computer programs, software, inventions, discoveries, improvements, drawings, designs, patterns, manufacturing standards and procedures, data bases, product names and other intellectual property rights owned or used by Seller in the Business, including, without limitation, those items listed in SCHEDULE 7.9, (collectively, the "Purchased Rights");

          (x) subject to SECTION 1.2(b) below, all Permits, as hereinafter defined;

          (xi) all rights, recoveries, refunds, counterclaims, rights of set-off and other chooses in action and Claims, as hereinafter defined (known or unknown, matured or unmatured, accrued or contingent), against third parties, including, without limitation, warranty and other contractual claims (express, implied or otherwise) (collectively, the "Purchased Claims"), other than any of the foregoing which relate solely to the Excluded Assets or Retained Liabilities, as hereinafter defined;

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          (xii)     all rights to use and other beneficial ownership rights
     associated with customer-owned tooling and supplier-owned inventory;

          (xiii)    all goodwill of the Business;

          (xiv) all blueprints, drawings, forms, raw material specifications, manufacturing specifications, quality assurance specifications, engineering data, production data, development data, design data, formula, plans or other data owned by Seller and used in the operation of the Business, whether such properties are located on the site at which the Business is being conducted or on the Business premises of Seller's suppliers;

          (xv) the bank accounts of the Business described on SCHEDULE 1.1(a)(xiv), none of which will have a negative balance as of the Effective Date;

          (xvi) from the Industrial Development Bond relating to the Tuscaloosa, Alabama facility in the principal amount of $7,692,503.90;

          (xv) all other tangible and intangible, real, personal or mixed property, vested or unvested, contingent or otherwise of every kind and description, wherever located, and owned, used or held for use by Seller in connection with the Business whether or not reflected on the Closing Balance Sheet.

     (b) The assets, properties, interests in properties and rights that are to be sold, transferred, conveyed and assigned to Purchaser by Seller hereunder shall be collectively referred to as the "Purchased Assets." As used in this Agreement, the term "Encumbrances" means, collectively, all security interests, judgments, liens (other than for taxes not yet payable), pledges, escrows, claims, mortgages and encumbrances, the term "Claim" means any claim, demand, action, suit or proceeding, and the term "Affiliate," as to any person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such person.

     1.2  EXCLUDED ASSETS:   There are excepted from the assets and properties
of the Business to be sold to Purchaser pursuant to this Agreement and the term "Purchased Assets" does not mean or include the following assets (collectively, the "Excluded Assets"):

     (a) all cash and cash equivalent items on hand or on deposit as of the Effective Date of this Agreement other than Purchased Prepaid Items and except for any amounts on deposit in the bank accounts set forth in SECTION 1.1(a)(xiv) and petty cash;

     (b) all federal, state and local permits, licenses approvals and other authorizations relating to the Business to the extent they are not assignable or transferable;

     (c) all assets located at the Business' office in Plymouth, Michigan except those set forth on SCHEDULE 1.2(c) which shall be included as Purchased Assets;

     (d) rights to or claims for refunds, overpayments or rebates of Taxes and other governmental charges for periods ending on or prior to the Effective Date and the benefit of net operating loss carryforwards, carrybacks or other credits of Seller;

     (e)  all insurance policies;

     (f)  the right to use the name or logos of "Johnson Controls or Hoover";
and

     (g) all assets located at the Erie 12th Street facility which support the Plastic Container Division of Seller as set forth on SCHEDULE 1.2(g).

     (h) tooling receivables billed to Seller's customers prior to August 24,1996 which meet the terms of the relevant customer's purchase order.

                                   ARTICLE II
                                   LIABILITIES

     2.1 ASSUMPTION OF CERTAIN LIABILITIES: Subject to the terms and conditions of this Agreement, including without limitation Section 5.1(d) below, on the Effective Date, as hereinafter defined, Seller shall assign to Purchaser, and Purchaser shall, assume and agree to perform and discharge in accordance with their respective terms the following (and only the following) liabilities and obligations of Seller:

     (a) obligations for the sale and delivery of products of the Business not shipped prior to the close of business on the Effective Date under open sales orders, open bids and sales contracts included in the Assigned Contracts, which were accepted or made in the ordinary course of business of the Business prior to the close of business on the Effective Date;

     (b) obligations of the Business for the purchase of raw materials, supplies and repair and maintenance materials not received prior to the close of business on the Effective Date and not included in the Purchased Inventories under open supply contracts, purchase orders and commitments included in the Assigned Contracts, which were given or made in the ordinary course of business of the Business;

     (c) liabilities and obligations of the Business arising under the Assigned Contracts in accordance with their respective terms, including, without limitation, payables owed by the Business to Seller or any of its Affiliates on the Effective Date excluding those included in the inter/intra company accounts;

     (d) all liabilities and obligations of Seller relating to the Business (other than Federal, state or local income tax or franchise tax liabilities) reflected or reserved against (but only to the extent so reflected or reserved against) on the Reference Balance Sheet, but only if and to the extent the same have not been paid or discharged prior to the Effective Date; and

     (e) all liabilities and obligations of Seller to the extent (and only to the extent) that they (A) relate to the Business, (B) arose in the ordinary course of Seller's operation of the Business consistent with past practice between the date of the Reference Balance Sheet, and the Effective Date and (C) are reflected as a liability or are reserved against (but only to the extent so reflected or reserved against) on the Closing Balance Sheet, but only if and to the extent the same have not been paid or discharged prior to the Effective Date.

     (f) all liabilities and obligations arising under the leases set forth in SCHEDULES 7.4(b) AND 7.5(b) with respect to the Leased Real Property and Leased Personal Property, including without limitation, obligations under the lease for the Tuscaloosa, Alabama facility;

     (g) liabilities arising from obligations to Transferred Employees as specifically assumed by Purchaser in SECTION 11.2(a).

     (h) all liabilities and obligations associated with or relating to the Purchased Assets or the Business which accrue and arise after the Effective Date.

     The foregoing liabilities and obligations of Seller being assumed by Purchaser hereunder shall be collectively referred to as the "Assumed Liabilities."

     Nothing contained herein shall prevent Purchaser from contesting any of the Assumed Liabilities with any third party obligee.

     2.2  RETAINED LIABILITIES:  Other than as specifically set forth in Section
2.1 as Assumed Liabilities, Purchaser shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Purchaser of, any liabilities, obligations or undertakings of Seller of any nature whatsoever, whether fixed or contingent, known or unknown. Seller shall be responsible for all of the liabilities, obligations and undertakings of Seller not specifically assumed by Purchaser (the "Retained Liabilities") and the members of the Seller Group agree to pay, perform or discharge the Retained Liabilities in accordance with their respective terms, subject to the provisions of SECTION 15.2.

                                   ARTICLE III
                                 PURCHASE PRICE

     3.1 PURCHASE PRICE: The purchase price payable by Purchaser to Seller for the Purchased Assets (the "Purchase Price") shall be Eighty Million Dollars ($80,000,000.00) plus the Assumed Liabilities, subject to adjustment as provided in Article IV of this Agreement.

     3.2  PAYMENT AT CLOSING:  At the Closing, Purchaser shall transfer to the
bank account designated by Seller,   an amount equal to Eighty Million Dollars
($80,000,000) plus one-half of the amount of interest at the Applicable Interest Rate, calculated from the close of business on the Effective Date up to the time of Closing (the "Closing Payment") by a wire transfer of immediately available funds.

                                   ARTICLE IV
                    DETERMINATION AND ALLOCATION OF ADJUSTED
                                 PURCHASE PRICE

     4.1 CLOSING BALANCE SHEET: Within thirty (30) calendar days after the Closing Date, Seller shall prepare, and shall deliver to Purchaser an unaudited balance sheet (the "Closing Balance Sheet") of the Business as at the Effective Date containing a computation of Net Asset Value of the Business as of the Effective Date, which Closing Balance Sheet shall be accompanied by a certification of Seller's principal accounting officer for its Automotive Systems Group (the "Certification") to the effect that the Closing Balance Sheet has been prepared in conformity with the principles set forth in SCHEDULE 7.3, applied on a basis consistent with the Reference Balance Sheet except as noted in SCHEDULE 7.3. For purposes of this Agreement, Net Asset Value means the total assets of the Business reflected on the Closing Balance Sheet minus all amounts which are normally treated as liabilities of the Business on the Closing Balance Sheet.

     4.2 REVIEW OF CLOSING BALANCE SHEET: Purchaser shall have the right to review the Closing Balance Sheet and Seller shall provide Purchaser with access to the work papers used in connection with the preparation of the Closing Balance Sheet. If Purchaser does not notify Seller to the contrary within thirty (30) days after the date the Closing Balance Sheet is delivered to Purchaser, then the Closing Balance Sheet delivered by Seller shall be deemed to be final, conclusive and binding on the parties. If, however, Purchaser notifies Seller in writing within such period that it (i) believes the Closing Balance Sheet (a) was not prepared in accordance with the principles set forth in SCHEDULE 7.3, or (b) was not prepared on a basis consistent with the Reference Balance Sheet or (ii) that it has an objection to the information contained on the Closing Balance Sheet other than that which applies to the principles used in preparing the Closing Balance Sheet, as set forth in SCHEDULE 7.3, and (iii) the amount of the adjustment it proposes with respect to each item, the parties will then attempt to resolve their differences with respect thereto. If the parties are unable to resolve their dispute, the disputed items shall be referred, within 120 days after the date the Closing Balance Sheet is delivered to Purchaser, to Deloitte & Touche LLP, certified public accountants (the "Firm") (or if such firm is unable or unwilling to serve, to another "Big Six" accounting firm selected by the parties by mutual agreement. The Closing Balance Sheet was prepared (i) in accordance with the principles set forth in SCHEDULE 7.3, and (ii) on a basis consistent with the Reference Balance Sheet. To the extent Purchaser has identified an objection which does not fall within either of these two preceding categories, the Firm shall give its determination on the objection, provided that such determination cannot be inconsistent with the principles set forth in SCHEDULE 7.3 The decision shall be final, conclusive and binding on the parties hereto. The fees and expenses of the Firm shall be split equally between Seller and Purchaser.

     4.3 COOPERATION: During normal business hours, representatives of Seller shall be given access to all books, records and other data of the Business for the purpose of preparing the Closing Balance Sheet. Personnel of the Purchaser may be consulted from time to time by such representatives.

     4.4 SETTLEMENT OF ADJUSTED PURCHASE PRICE: Within ten (10) days after the final determination of the Closing Balance Sheet, Seller shall pay to Purchaser the amount, if any, by which the Net Asset Value of the Business as set forth on the Closing Balance Sheet is less than an amount equal to twenty six million fifty thousand dollars ($26,050,000) ("Guaranteed Net Asset Value Amount") . The amount of the payments described in this SECTION 4.4 shall be paid by Seller to Purchaser with interest thereon from the Effective Date to the date of such payment, calculated at a rate equal to fifty basis points greater than LIBOR as quoted in the Wall Street Journal on the Closing Date ("Applicable Interest Rate"), in immediately available funds remitted by wire transfer to a bank designated by the payee thereof.

     4.5 ALLOCATION OF PURCHASE PRICE: Seller and Purchaser shall allocate the Purchase Price and Assumed Liabilities among the Purchased Assets and the non-competition covenant in accordance with Section 1060 of the Internal Revenue Code of 1986 (the "Code") as soon as practicable after Closing, and shall include such allocation as SCHEDULE 4.5 to this Agreement. Seller and Purchaser agree to use the allocation which shall be provided for in SCHEDULE 4.5 for all purposes in any Federal and state income or franchise tax return filed by them subsequent to the Closing Date, including the determination by Seller of taxable gain or loss on the sale of the Purchased Assets and the determination by Purchaser of its tax basis with respect to the Purchased Assets. All parties hereto agree to timely file all forms required under Section 1060 of the Code.

                                    ARTICLE V
                                 CLOSING MATTERS

     5.1  THE CLOSING:
     (a) The purchase and sale (the "Closing") contemplated under this Agreement shall take place at the offices of Seller, located at 49200 Halyard Road, Plymouth, Michigan, or at such other place as the parties shall mutually agree upon, at 10:00 A.M. local time on October 4, 1996 or such other time or date as the parties shall mutually agree.

     (b) The date the Closing takes place, is referred to herein as the "Closing Date." Upon the occurrence of the Closing, all transfers contemplated herein shall be deemed retroactively effective, in every respect, as of the close of business on September 30, 1996 (the "Effective Date"). All references throughout this Agreement to the Effective Date, including without limitation, references to the transfer of the benefits and liabilities of the Business and obligations of the parties, shall mean the close of business on September 30, 1996.

     (c) At the Closing, Purchaser shall transfer to the bank account designated by Seller the Closing Payment in accordance with SECTION 3.2 above.

     (d) At the Closing, Seller shall execute and deliver (or cause to be executed and delivered) the following documents to Purchaser, dated, where applicable, as of September 30, 1996 (collectively, the "Conveyance Instruments"):

          (i) Such deed or deeds and leasehold assignments, in form reasonably satisfactory to Purchaser, as shall be effective to vest in Purchaser good, marketable and insurable title to all of the Owned Real Property and the Leased Real Properties, free and clear of all liens (except for liens for current Taxes not yet due, payable or delinquent), charges and Encumbrances other than Permitted Owned Real Property Exceptions, as hereinafter defined. Such real estate may be subject to such minor defects in title as are of a nature generally found in properties of similar character which do not in any material way either affect the marketability of the same or interfere with the operations of the Business conducted, taken as a whole.

          (ii) (A) a commitment from First American Title Insurance Company (the "Title Company"), dated the Closing Date, to issue an ALTA Owner's Title Insurance Policy, with respect to each of the Owned Real Properties described on SCHEDULE 7.4(a) and the Tuscaloosa, Alabama and Erie, Pennsylvania Leased Properties: (1), insuring at regular rates that Purchaser has a marketable fee title to each of the Owned Real Properties and leasehold title to each of such Leased Properties, and, in each case, to the easements benefiting each such property, including, without limitation, any applicable reciprocal easement agreements, in


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

     each case, free and clear of all liens, except for the Permitted Owned Real Property Exceptions, and any exception to the Title Insurance Policy which would be removed upon delivery to the Title Company of an ALTA Survey (as hereafter defined) (2) with such affirmative endorsements as to zoning, if available, encroachments, rights of way, restrictions and other similar matters as Purchaser shall reasonably request and (3) naming Purchaser as insured;

               (B) such affidavits and certificates not inconsistent with this Agreement as Purchaser shall reasonably request in connection with obtaining title insurance on each of the Owned Real Properties; and

               (C) a surveyor's report for each of the Owned Real Properties and for the Tuscaloosa, Alabama Leased Property from one or more surveyors licensed in the appropriate state, selected by Seller subject to the reasonable approval of Purchaser (the "Surveyors"), confirming, to the reasonable satisfaction of Purchaser, (1) that none of the improvements or structures located on any of the Owned Real Properties encroaches upon property of another person or entity and no improvement or structure of any other person or entity encroaches upon the Owned Real Property and (2) that no encroachments, encumbrances or other title matters affecting any of the Owned Real Properties except for the Permitted Owned Real Property Exceptions would materially interfere with the present use of such property.

          (iii) Bills of sale, endorsements, assignments and other good and sufficient instruments of sale, transfer, conveyance and assignment, in form reasonably satisfactory to Purchaser, as shall be effective to vest in Purchaser good marketable and indefeasible title, free and clear of all Encumbrances (except as described on the applicable Schedule hereto), to the Purchased Assets other than the Owned Real Property;

           (iv) Assignment of patents conveying to Purchaser the patents described in SCHEDULE 7.9 sufficient to record the transfer of ownership of same to Purchaser;

          (v)  Letter assigning the bank accounts listed in SCHEDULE
     1.1(a)(xiv);

          (vi) Such other documents as the parties may agree are necessary to properly transfer the Purchased Assets to Purchaser; and

          (vi) Simultaneously with such deliveries, Seller shall take all additional steps as may be reasonably necessary to put Purchaser in possession and operating control of the Purchased Assets and the Business.

          It is agreed that Purchaser and Seller shall share equally all costs incurred in providing the Conveyance Instruments referred to in Section (d)(ii) above and Section 6.4 below.

     (e) Subject to SECTION 6.2 hereof, this Agreement shall not constitute an agreement to assign, and the Purchased Assets shall not include, any contract, license, lease, commitment, sales order or purchase order or other agreement if an assignment or attempted assignment of the same without the consent of the other party thereto would constitute a breach thereof or in any way impair the rights of Seller thereunder.

     (f) At the Closing, Seller shall execute and deliver (or cause to be executed and delivered) to Purchaser (i) an opinion dated the Closing Date, from Stacy L. Fox, counsel to the Seller Group, substantially in the form of EXHIBIT A, (ii) a certificate of the Secretary or Assistant Secretary of each member of the Seller Group as to the corporate resolutions authorizing the execution and delivery of this Agreement and the transactions contemplated thereby and the incumbency and authority of the person(s) signing this Agreement and the Related Documents for such members, in form and substance reasonably satisfactory to Purchaser, (iii) a certificate from an officer of the Seller, dated as of the Closing Date, certifying the accuracy of the representations and warranties and the performance of all applicable covenants and agreements contained in this Agreement and the Related Documents, and (iv) an affidavit pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations (A) stating that Seller is not a "foreign person"; (B) stating that Seller is a United States corporation; and
(C) setting forth Seller's taxpayer identification number and office address.

     (g) At the Closing, Purchaser shall execute and deliver (or cause to be executed and delivered) to Seller (i) good and sufficient documents in a form reasonably satisfactory to Seller evidencing the assumption by Purchaser of the Assumed Liabilities, (ii) an opinion dated the Closing Date, from Steven J. Ford, counsel to Purchaser, substantially in the form of EXHIBIT B, (iii) a certificate of the Secretary or Assistant Secretary of Purchaser as to the corporate resolutions authorizing the execution and delivery of this Agreement and the transactions contemplated thereby and the incumbency and authority of the person(s) signing this Agreement and the Related Documents for Purchaser, in form and substance reasonably satisfactory to Seller, and (iv) a compliance certificate from an officer of Purchaser certifying the accuracy of the representations and warranties and the performance of all applicable covenants and agreements contained in this Agreement and the Related Documents, in form and substance reasonably satisfactory to Seller.

     (h) At the Closing, Purchaser and Seller shall execute and deliver to each other a mutually acceptable (i) Supply Agreement (relating to certain products of the Business), (ii) Supply Letter (relating to certain tooling of the Business), (iii) Transition Services Agreement and (iv) Lease Agreement (collectively referred to as the "Related Documents").

                                   ARTICLE VI
                           TRANSFER AFTER THE CLOSING

     6.1  FURTHER INSTRUMENTS AND ACTIONS:   From time to time after the Closing
Date, upon request of Purchaser, Seller, without further consideration, shall cooperate with Purchaser and shall duly execute, acknowledge and deliver all such further deeds, assignments, transfers, conveyances and powers of attorney and take such other actions and give such assurances as may be reasonably required to convey to and vest in Purchaser and to protect its right, title and interest in and enjoyment of all the assets, property and business of Seller intended to be assigned, transferred and conveyed pursuant to and as provided in and subject to the provisions of this Agreement and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement. Seller shall promptly pay or deliver to Purchaser any amounts or items which may be received by Seller after the Closing which constitute Purchased Assets.

     6.2 PURCHASED ASSETS REQUIRING CONSENTS: In the event any consent of a third party legally required for the sale, assignment or transfer to Purchaser of any Purchased Asset has not been obtained by the Closing Date then such Purchased Asset shall not be deemed to be sold or transferred to Purchaser at the Closing, but

     (a) Seller shall, at Seller's expense, cooperate with Purchaser in entering into any reasonable arrangement designed to provide Purchaser with the benefit of Seller s rights under or pursuant to such Purchased Asset;

     (b) Seller shall, at Seller's expense, cooperate with Purchaser in obtaining any such required consent or waiver after the Closing; and

     (c) upon obtaining all required consents or waivers for such Purchased Asset, such Purchased Asset shall be deemed to be sold or transferred to Purchaser as of the Closing Date and Seller shall execute, without further consideration from Purchaser, any documents reasonably requested by Purchaser to confirm that such Purchased Asset has been assigned to Purchaser.

     6. CLOSING DATE FINANCIAL STATEMENTS. Within 60 days following the Closing Date, Seller shall deliver to Purchaser audited financial statements of the Business as at September 30, 1996 as required to enable Purchaser to properly file its Form 8-K with the Federal Securities and Exchange Commission and to make a registered offering of securities under the Federal Securities Act of 1933. Seller and Purchaser agree that in no event shall the results of such audited financial statements entitle either party to raise additional objections or otherwise revisit the results of the Closing Balance Sheet as finally
determined pursuant to SECTION 4.2 hereof.   Seller and Purchaser shall share
equally the cost of such audited financial statements.

     6.4 ALTA SURVEYS AND TITLE ENDORSEMENTS. Within 10 days following the Closing Date, Seller shall deliver to Purchaser surveys prepared by the Surveyors, certified to the Purchaser as having been prepared in accordance with ALTA land survey standards (the "ALTA Surveys"), for each of the Owned Real Properties and the Tuscaloosa, Alabama Leased Property, sufficient to cause the Title Company to remove the standard survey exception from the policies of title insurance issued with respect to such properties. In the event that the ALTA Surveys reveal any encroachments or other defects to title for which the Title Company is unwilling to provide affirmative insurance satisfactory to Purchaser, and in Purchaser's reasonable judgement such enroachment or other defects constitute a breach of any of the representations of the Seller Group contained in Section 7.4 of this Agreement, Seller agrees to use best efforts to correct such encroachments or other defects. The foregoing undertaking is in addition to the Indemnification by the Seller Group contained in Section 15.2 of this Agreement. Further, the Deductible contained in Section 15.2(c)(i) shall not apply to any claim by Purchaser relating to the failure of Seller to satisfy the undertakings contained herein.

          Seller shall, upon delivery of such ALTA Surveys, cause the Title Company to issue endorsements to the applicable policies of title insurance removing the survey exception.

                                   ARTICLE VII
                 REPRESENTATIONS AND WARRANTIES OF SELLER GROUP

Each member of Seller Group, jointly and severally, represents and warrants to Purchaser as follows:

     7.1 ORGANIZATION AND AUTHORITY: Seller is a corporation duly organized, validly existing and in good standing under the laws of Michigan, and Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, to execute and deliver this Agreement and all other agreements, instruments and documents to be delivered by Seller hereunder (the "Related Documents") and to perform the obligations to be performed by it hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Seller is duly qualified to do business as a foreign corporation and is in good standing, in all jurisdictions in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except for any non-qualification which does not have a material adverse effect on the business or operations of the Business. SCHEDULE 7.1 sets forth each jurisdiction in which Seller is qualified to do business.

     7.2 CORPORATE ACTION; NO CONFLICT: The execution and delivery by Seller of this Agreement and the Related Documents and Seller's performance of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of Seller. This Agreement has been duly and validly executed and delivered by

Seller and is, and each of the Related Documents when executed and delivered by Seller in accordance with its terms will be, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and except that the term "unenforceable" shall not be deemed to include the availability of the remedy of specific performance or any other equitable remedy available in the discretion of a court. Except as set forth in SCHEDULE 7.2, neither the execution, delivery or performance by Seller of this Agreement or any of the Related Documents, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any provision hereof or thereof will (i) conflict with or result in a breach of any provision of the charter or by-laws of Seller (ii) violate any provision of law, statute, rule or regulation, or any order, writ, injunction, permit, judgment or decree of any court or other governmental or regulatory authority or (iii) result in any breach or acceleration of any of the terms or conditions of any mortgage, bond, indenture, contract, agreement, license or other instrument or obligation to which Seller is a party or by which the Purchased Assets are bound.


     7.3  FINANCIAL STATEMENTS:  Set forth in SCHEDULE 7.3 hereto is a copy of
(i) the actual unaudited balance sheet of the Business as at August 24, 1996 (the "Reference Balance Sheet"), (ii) the actual unaudited balance sheet of the Business as at September 30, 1993, 1994 and 1995 and the unaudited forecast balance sheet of the Business as at September 30, 1996, (iii) the actual unaudited income statement of the Business for the years ended September 30, 1993, 1994 and 1995 and the unaudited statements of income, retained earnings and cash flows for the years then ended, and (iv) the actual unaudited statement of operating cash flow before interest and taxes for the years ended September 30, 1949 and 1995 and the unaudited forecast statement of cash flow before interest and taxes for the year September 30, 1996. Such financial statements are collectively referred to herein as the "Financial Statements". The basis for presentation of these financial statements are set forth in SCHEDULE 7.3.

     7.4  REAL PROPERTY:
     (a) SCHEDULE 7.4(a) sets forth a list of all Owned Real Property. Except for the Owned Real Property listed on said SCHEDULE 7.4(a), Seller does not own any real property or interest therein that is used in, held for use in or otherwise pertains to the Business. Except for minor defects referred to in
SECTION 5.1(d)(i) above and the matters listed on SCHEDULE 7.4.(a) (collectively, the "Permitted Owned Real Property Exceptions"), Seller has good, marketable and insurable title to the Owned Real Property, free and clear of Encumbrances or other matters affecting title.

     (b) SCHEDULE 7.4(b) sets forth a list of all Leases pertaining to the Leased Real Property. Except as set forth in said SCHEDULE 7.4(b), (i) each Lease is in full force and effect and enforceable in accordance with its terms and all rent and other sums and charges payable thereunder by Seller are current and (ii) Seller is not in default or breach of any material provision contained in such Leases.

     (c) Each of the buildings, structures and appurtenances situated on the Real Property listed in SCHEDULE 7.4(a) AND (b) is in a condition adequate for the purposes for which it is presently being used, and Seller has adequate rights of ingress and egress for operation of the Business in the ordinary course. Seller possesses and quietly enjoys all premises owned or leased by Seller, and none of the owned Real Property or Leased Real Property is subject to any encumbrance, occupancy restriction or other reservation or limitation, which, if enforced, would materially interfere with the present use of any such Property. No condemnation proceeding is pending, or to the Knowledge of any member of the Seller Group, threatened No notice of violation of the provisions of any policy of insurance covering any Real Property owned or leased by Seller is outstanding with respect to such Real Property by any insurance company. No party other than Purchaser has any right or option to purchase any Real Property owned by Seller or any portion thereof pursuant to a lease, purchase agreement, option agreement or any other written instrument. Except as contemplated under the Related Documents, no third party has or will have the right to use, enjoy, occupy any Real Property owned by Seller or any portion thereof, and Purchaser will be given exclusive possession of such Real Property on the Closing Date. Seller has heretofore made available to Purchaser true and complete copies of all deeds, environmental reports and similar documents that are in Seller's or its agents' possession or control with respect to the Real Property.

     7.5  PURCHASED ASSETS:
     (a) SCHEDULE 7.5(a) AND SCHEDULE 1.2(c) sets forth substantially all of the equipment, machinery, vehicles, tooling, dyes, jigs, molds, presses, and patterns owned by Seller and used in the Business, and includes assets that have been fully depreciated or expensed on Seller's accounting records. Seller has good, valid and marketable title to all of the Purchased Assets (other than the Real Property), free and clear of all Encumbrances, except as set forth in
SCHEDULE 7.5(a). The Purchased Assets include all rights, properties, equipment and other assets necessary to permit the Business to conduct its operations in all material respects in the same manner as the Business has been conducted prior to the date hereof. The tangible Purchased Assets, as a group, are in a condition which is adequate to operate the Business as it is currently being
operated.   Except as set forth in SCHEDULE 8.1(a), the Purchased Assets are in conformity in all material respects with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, occupational safety and health laws and regulations, and Environmental Laws) presently in effect or, to the Knowledge of Seller, presently scheduled to take effect.

     (b) SCHEDULE 7.5(b) contains a description of each lease pertaining to the Leased Personal Property.

     7.6  CONTRACTS:   SCHEDULE 7.6 lists the following Assigned Contracts of
Seller whether oral or written:

          (i) Each contract with any dealer, distributor, broker, agent or sales representative;

          (ii) Substantially all of the executory or partially executory contracts, agreements, or commitments for delivery by Seller of its products or services and which have a term extending for more than thirty
     (30) days from the date of this Agreement;

          (iii) Substantially all of the, contracts, agreements or arrangements involving an expenditure by Seller of more than $75,000 per year for the purchase of any services, materials, supplies or equipment and which are not terminable by Seller upon not more than sixty (60) days notice;

          (iv) Each contract or commitment for capital expenditures in excess of $75,000;

          (v)  Any other contract continuing over a period of more than twelve
     (12) months from its date, which is not terminable by Seller upon not more than sixty (60) days' notice and requires an expenditure by Seller of more than $75,000;

          (vi) Each agreement for the sale of any capital asset;

          (vii) Each employment contract or agreement between Seller and any officer, consultant, director, independent contractor or employee, including any confidentiality or non-compete agreements, any arrangements which encourage or compensate employees of Seller to accept employment or stay with Purchaser following the Closing Date, each collective bargaining agreement and any other agreement with any labor union, work council or association;

          (viii) To the Knowledge of Seller, any contract or agreement not otherwise listed above which has a material impact on the Business;

     Except as set forth on SCHEDULE 7.6, Each Assigned Contract is in full force and effect and is assignable to Purchaser without the consent or approval of a third party, and Seller has in all respects performed all the obligations required to be performed by it to date, and is not in default or breach in any respect under any Assigned Contract except for possible defaults or breach which do not in any material respect impair the ability of the Business to conduct its operations as heretofore conducted.

     7.7 LITIGATION: Except as set forth in SCHEDULE 7.7, there are no claims, actions suits or other proceedings pending, or to the Knowledge of Seller threatened, and to the Knowledge Seller there are no investigations pending or threatened, against Seller affecting the Business, Purchased Assets or Assumed Liabilities, or against the transactions contemplated by this Agreement, at law or in equity or before or by any court or other governmental agency or instrumentality, domestic or foreign, or any arbitral body an adverse outcome of which would have a material adverse effect on the Business.

     7.8  EMPLOYEE BENEFIT PLANS:
     (a) Except as set forth in SCHEDULE 7.8(a), Seller neither maintains nor contributes to any ERISA Plan and is not, with respect to the Business, a party to any "employee welfare benefit plan," as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any "employee pension benefit plan," as defined in Section 3(2) of ERISA, and Seller does not contribute, with respect to the Business, to any "multiemployer plan," as defined in Section 3(37) of ERISA. These plans are referred to collectively herein as the "ERISA Plans." For Purposes of this Agreement, "ERISA Plan" shall mean and include any pension, retirement, profit sharing, severance, deferred compensation, bonus or incentive plan, stock option or stock purchase plan, medical, retiree medical, vision, dental or other health plan, or life insurance plan, or any other employee benefit plan, program, employment agreement, arrangement, agreement or understanding, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA that provides benefits to any current or former employee, officer or director of the Business.

     (b) Each ERISA Plan has been established, maintained and administered in compliance with its terms and all applicable statutes, laws, rules or regulations (including, without limitation, ERISA and the Code).

     (c) With respect to each ERISA Plan which is subject to Section 401(a) of the Code: (i) Seller has received a favorable determination letter as to qualification of each such ERISA Plan under Code section 401(a); (ii) each ERISA Plan has been funded in accordance with its governing documents, ERISA and the Code; and (iii) there has been no "Reportable Event" within the meaning of section 4043 of ERISA which was required to have been reported under that section but was not reported.

     7.9  PURCHASED RIGHTS:
     (a) Seller owns, possesses or has the right to use all the Purchased Rights that are used in the Business as it is presently conducted and all such Purchased Rights are valid and in full force and effect. No other intangible or intellectual property is required to permit the conduct of the Business as now conducted or presently proposed to be conducted. All patents, copyrights and trademarks have been duly registered or filed in the United States Patent and Trademark Office, and such registrations have been properly maintained and renewed in accordance with all applicable laws, rules and regulations.

     (b) Seller has good and marketable title to and owns or exclusively holds all rights to use, to the Knowledge of Seller, free and clear of all liens,
claims, restrictions, and infringements, the Purchased Rights.   Seller has
received no notice from a third party that any product or service manufactured, marketed, distributed or sold or proposed to be manufactured, marketed, distributed or sold by the Business violates or will violate any license or infringes or will infringe any rights of any other person; and there is no pending or, to the Knowledge of Seller, threatened Claim against Seller or the Business contesting the validity of or right to use any of the Purchased Rights.

     (c) To the Knowledge of Seller, in connection with the operation of the Business, Seller is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise with respect to third-party patents, trademarks, copyrights or other intellectual property in connection with the conduct of the Business.

     7.10 ACCOUNTS RECEIVABLE:   All notes and accounts receivable of the
Business reflected on the Reference Balance Sheet, and all notes and accounts receivable acquired by the Business subsequent to the date of the Reference Balance Sheet (i) have and shall have arisen only from the bona fide transactions in the ordinary course of business and constitute valid claims of Seller, (ii) represent and will represent valid and binding obligations of the account debtors, not subject to defense of set off to which such receivables relate, and (iii) have been collected or are collectible within the normal course of business at their face amounts.

     7.11 LABOR MATTERS:
     (a) Except as disclosed on SCHEDULE 7.11(a), (i) Seller is not a party to or subject to any collective bargaining agreement with any labor organization with respect to any operations of the Business; (ii) there are no agreements with labor unions, work councils or associations representing employees of the Business; and (iii) there are no current strikes, slowdowns, picketing, work stoppages or other occurrences, events or conditions of a similar character in which any of said employees are participating.

     (b) To the knowledge of the General Manager of the Molded Products Division of Seller and the Director of Human Resources of Seller, none of the key employees of the Division listed in SCHEDULE 16.12 intends to terminate his or her employment with the Business following the Closing Date. No employee of Seller is on a leave of absence, on layoff, or not working due to a long-term disability as defined in Seller's Benefit Plans. No employee of Seller is a member of any union or is represented by any labor organization and no labor organization or group of employees of Seller has made a demand for recognition or organizing activity, and there are no representation proceedings or petitions seeking a representation preceding presently pending or, to the Knowledge of Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There are no grievance or other material labor disputes or proceedings relating in any way to employment pending or, to the Knowledge of Seller, threatened against or involving Seller. All employees of Seller are employed on an at-will basis. Seller has no illegal aliens in its employment, each employee of Seller is legally employed. Set forth in SCHEDULE 7.11(b) are the exceptions to the representations contained in this SECTION 7.11.

     (c) SCHEDULE 7.11(c) lists substantially all of the salaried and hourly employees of the Business who will continue with the Business after the Effective Date and, as of the date of such report set forth on the Schedule, the position, title, remuneration, and date of hire for each such employee.

     7.12 INVENTORY. All inventories reflected on the Financial Statements are stated at the lower of cost or market value determined using the last-in, first-out ("LIFO") method of accounting. All inventories reflected on the Closing Balance Sheet shall be stated at the lower of cost or market determined using the LIFO method of accounting. All inventories reflected on the Financial Statements and the Closing Balance Sheet are regularly offered from current price lists, and consist of items of a quality and quantity usable or saleable under Seller's current inventory valuation practices in the ordinary course of the Business, without discount from the prices generally charged for like inventory other than normal trade discounts regularly offered by the Business for prompt payment or quantity purchased.

     7.13 INSURANCE. All policies of insurance (or renewals thereof) maintained by the Business together with the type, term, amounts, limits, deductibles, name of insurer, and premium for each such policy and set forth in SCHEDULE 7.13.
All such policies are outstanding, are duly in force on the date of this Agreement and insure against such losses and risks as are adequate in accordance with customary industry practice to protect the Purchased Assets and the Business. Seller has not received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance and, to the Knowledge of each member of the Seller Group, no such improvements or expenditures are required.

     7.14 PRODUCT WARRANTIES. SCHEDULE 7.14 contains a description of all product warranties relating to products sold by the Business, and a three-year history of warranty claims made against Seller with respect to the products. Except as set forth in SCHEDULE 7.14, Seller has made no express warranties with respect to products sold or distributed by the Business and no other warranties have been made by Seller or any personnel of Seller. Except as disclosed in
SCHEDULE 7.14, no products sold or manufactured by the Business have at any time been subject to any voluntary or governmental recall (whether Federal, state, local or foreign), and no member of the Seller Group knows of any presently existing circumstances that would constitute a valid basis therefor.

     7.15 CHANGES IN CUSTOMERS OR SUPPLIERS. To the Knowledge of Seller, no major customer or supplier of the Business intends to terminate its business relations with Seller as a result of the consummation of the transactions
contemplated by this Agreement.   Seller has not received written, or to the
Knowledge of Seller, oral notice that any major customer intends to terminate or materially reduce its volume of business with the Business.

     7.16 DISCLOSURE.   No representation or warranty in this Agreement or in
any Schedule hereto contains or will contain any untrue statement of a material fact.

     7.17 RELATED PARTY TRANSACTIONS. Except as set forth on SCHEDULE 7.17, all transactions of the Business between the Business, on the one hand, and (i) the Shareholder, or (ii) any Affiliate of the Shareholder or the Seller, on the other hand, were throughout fiscal year 1996, or in the case of ongoing transactions and agreements are, on terms which are at arm's length as is customary in the industry.

     7.18 POST BALANCE SHEET CHANGES. Since the date of the Reference Balance Sheet, Seller has not, in connection with the operation of the Business, (a) incurred any obligation or liability (absolute or contingent), other than liabilities incurred, and obligations under contracts entered into, in the ordinary course of business; (b) discharged or satisfied any lien or Encumbrance or paid any obligation or liability (absolute or contingent), other than liabilities shown on the Reference Balance Sheet or current liabilities incurred in the ordinary course of business; (c) incurred any obligation for borrowed money or mortgaged, pledged or subjected to lien, charge or other encumbrance any asset, tangible or intangible, other than the lien of current personal or Real Property taxes not yet due and payable; (d) waived any rights of substantial value, whether or not in the ordinary course of business; (e) suffered any damage, destruction or loss, whether or not covered by insurance, adversely affecting the physical Assets; (f) made or suffered any amendment or termination of any material contract or any agreement which adversely affects the Business; (g) received notice or had Knowledge of any labor trouble other than routine grievance matters, none of which is material; (h) committed to any capital expenditure or execution of any lease with respect to the Business requiring payment or payments in excess of $75,000 in the aggregate; (i) paid any bonuses or made any loans to any employees of the Business or declared, set aside, made or paid any dividend or distribution in respect of Sellers' capital stock or purchased or redeemed such capital stock; (j) increased the salaries or other compensation of any of the employees of the Business or made any increase in other benefits to which such directors, officers or employees may be entitled other than in the ordinary course of business; (k) sold, assigned, transferred or otherwise disposed of any of the Assets or canceled any debts or claims, other than in the ordinary course of business; (l) entered into any transactions not in the ordinary course of business; (m) made any change in the accounting practices of either Seller with respect to the Business; (n) entered into any agreement to do any of the foregoing; (o) delayed (as compared with past practice) the payment of any account payable or other obligation of the Business; or (p) incurred any other event or condition which individually or in the aggregate has materially adversely affected or, to the Knowledge of any member of the Seller Group, can be reasonably expected to materially adversely affect, the Business.

                                  ARTICLE VIII
                           DISCLOSURE REPRESENTATIONS

It is understood that the following representations relate to Retained Liabilities, and that these representations are being made for disclosure purposes only:

     8.1  COMPLIANCE WITH LAW:
     (a) Except as listed in SCHEDULE 8.1(a) , Seller has complied in all material respects with all applicable statutes, regulations, orders, ordinances and other laws of the United States of America, all state, local and foreign governments and other governmental bodies and authorities, and agencies of any of the foregoing to which Seller is subject in connection with the conduct of the Business. To the Knowledge of Seller, no member of the Seller Group has received any notice to the effect that, or otherwise been advised that, Seller is not in compliance with any of such statutes, regulations and orders, ordinances, other laws or undertakings, and to the Knowledge of Seller, no member of the Seller Group has any reason to anticipate that any presently existing circumstances are likely to result in violations of any such regulations which could, in any one case or in the aggregate, have a material adverse effect on the Business or the Purchased Assets.

     (b) All products now being commercially distributed by the Business and all products included in the inventories of the Business on the date of this Agreement meet the applicable legal requirements of all jurisdictions in which such products are now being, or are presently proposed to be, commercially distributed.

     (c) Seller has duly filed reports and returns required to be filed by it with governmental authorities and obtained all material permits, consents, licenses, approvals and authorizations which are required in connection with the operations of the Business. All material requisite permits, consents, licenses, approvals and authorizations are in full force and effect, and no proceedings for the suspension or cancellation of any such permits, consents, licenses, approvals and authorizations are pending or, to the Knowledge of Seller, threatened. SCHEDULE 8.1(c) sets forth all material permits, licenses and other approvals and authorizations which are necessary to conduct the Business, the title, issuing agency and expiration date thereof.

     8.2  TAX MATTERS:
     (a) Except as set forth in SCHEDULE 8.2(a), (i) Seller has paid all Taxes (as hereinafter defined) required to be paid through the date hereof and will pay all Taxes required to be paid by it for periods ending on or prior to the Closing Date and has filed and will, prior to the Closing, file all returns, declarations of estimated Tax, Tax reports, information returns and statements required to be filed by it prior to the Closing (other than those for which extensions shall have been granted prior to Closing) relating to any Taxes with respect to any income, properties or operations of Seller prior to the Closing (collectively, "Returns"); (ii) as of the time of filing, the Returns correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) the facts regarding the income, business, assets, operations, activities and status of Seller and any other information required to be shown therein; (iii) Seller has timely paid or, if not yet due, made provisions on its books and records for all Taxes relating to the operations of the Business that have been shown as due and payable on the Returns that have been filed.

     (b) "Taxes" (and individually, "Tax") means (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, real property tax, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another person or a member of an affiliated or combined group.

     8.3  ENVIRONMENTAL MATTERS:
     (a) For purposes of this Agreement, the following terms shall have the meanings set forth herein:

           (i) "Environmental Claim" means any notice (written or oral) by any third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from (A) the presence, or release into the environment, of any Material of Environmental Concern at any location, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

            (ii) "Environmental Laws" means all laws, regulations, orders, decrees, judgments, opinions, common law, and agency requirements relating to pollution or protection of human health or safety the environment in effect on or prior to the Closing Date (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws, regulations, orders, decrees, judgments opinions, common law and agency requirements relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

            (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, toxic substances, hazardous substances, hazardous waste or materials, asbestos, petroleum and petroleum products, the manufacture, use, processing, distribution, generation, treatment, storage, transport handling or disposal of which are subject to applicable Environmental Laws.

     (b) SCHEDULE 8.3(b) lists all material permits, consents, authorizations, approvals and licenses required under applicable Environmental Laws (the "Permits"), with respect to the Business, including the Real Property and all facilities which are currently owned, leased or otherwise operated by the
Business.   Except as set forth on Schedule 8.3(b), seller is in compliance with all such Permits and no other Permits, are required for the Business to conduct its operations as they are currently conducted.

     (c) Except as set forth in SCHEDULE 8.3(c), there is no Environmental Claim pending or, to the Knowledge of Seller, threatened against Shareholder or Seller relating to the Real Property, or its operation of the Business.

     (d) To the Knowledge of Seller and except as set forth in SCHEDULE 8.3(D), the Business, including without limitation, the Real Property, is in material compliance with all Environmental Laws.

                                   ARTICLE IX
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants:

     9.1 ORGANIZATION AND AUTHORITY: Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, to execute and deliver this Agreement and the Related Documents and to perform the obligations to be performed by it hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

     9.2 CORPORATE ACTION; NO CONFLICT: The execution, delivery and performance by Purchaser of this Agreement and the Related Documents to be delivered by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and is, and each of the Related Documents when executed and delivered by Purchaser in accordance with its terms will be, the valid and binding obligation of Purchaser, enforceable in accordance with the terms thereof, except as limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally and except that the term "enforceable" shall not be deemed to include the availability of the remedy of specific performance or any other equitable remedy available in the discretion of a court. Neither the execution, delivery or performance by Purchaser of this Agreement or any Related Document, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any provision hereof or thereof will (i) conflict with or result in a breach of any provision of the charter or by-laws of Purchaser, (ii) violate any provision of law, statute, rule or regulation or any order, writ, injunction, permit, judgment or decree of any court or other governmental or regulatory authority applicable to Purchaser or (iii) result in any breach or acceleration of any of the terms or conditions of any mortgage, bond, indenture, contract, agreement, license or other instrument or obligation to which Purchaser is a party.

     9.3  FUNDING OF PURCHASE PRICE:   Purchaser currently has and will continue
to have funds available sufficient to pay the Purchase Price.

     9.4 DISCLOSURE. No representation or warranty of Purchaser in this Agreement or in any letter, certificate, schedule, statement or other document furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

     9.5 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser have been made with the Knowledge and expectation that the members of the Seller Group are relying on them, and such representations and warranties shall survive the Closing in accordance with SECTION 15.1 and, subject to the provisions of Article XV of this Agreement, shall remain operative in full force and effect following the Closing Date regardless of any investigation at any time made by or on behalf of the members of the Seller Group and shall not be deemed merged in any document or instruction executed or delivered by such members on the Closing Date.

     9.6 NO KNOWLEDGE OF BREACH. Purchaser is not aware that there exists any breach of Seller's or Shareholder's representations and warranties or covenants contained in Article VII of this Agreement or in any Schedule hereto.

                                   ARTICLE X
                         ENVIRONMENTAL INDEMNIFICATION

     10.1 ENVIRONMENTAL INDEMNIFICATION.
     (a) As between Purchaser and each of the Seller and Shareholder, Purchaser does not assume, and each of the Seller and Shareholder shall be jointly and severally liable and responsible for (i) the presence or existence of any Material of Environmental Concern on the Real Property or any other real property previously but no longer owned, leased or operated in connection with the Business ("Previous Property") to the extent such Material of Environmental Concern was present or existing on or prior to theEffective Date, (ii) any release on or prior to the Effective Date, at, to or from any location of any Material of Environmental Concern generated, treated, recycled, stored, processed, used, disposed, otherwise handled or managed, or transported in connection with the Business or the Real Property or any Previous Property by or on behalf of Seller, or any of its past or present subsidiaries or Affiliates, or any prior owner or operator of the Business (iii) any violation or alleged violation of any Environmental Law by Seller or any of its past or present subsidiaries or Affiliates or any prior owner or operator of the Business or the Real Property and (iv) any Environmental Claim described on Schedule 8.3(c) (collectively, an "Existing Environmental Indemnity Condition"). Seller and Shareholder, jointly and severally, shall fully indemnify and hold harmless Purchaser, its officers, directors, employees and affiliates against and in respect of any and all Environmental Damages resulting from, relating to or arising from any Existing Environmental Indemnity Condition; PROVIDED, HOWEVER, that Purchaser shall not seek indemnification under this SECTION 10.1 unless (i) the particular environmental condition violates an Environmental Law, or (ii) Purchaser is required by any governmental authority asserting jurisdiction to take remedial action, or (iii) a third party brings a claim for damages for personal injury, threatened personal injury, property damage, threatened property damage, natural resource damages, contribution for remedial response costs, fines or penalties that is based upon, arises out of, or relates to any Existing Environmental Indemnity Condition. Purchaser agrees that in the event Purchaser discovers a condition for which it believes Seller and Shareholder have an obligation to indemnify hereunder, Purchaser shall:

          (i) Notify Seller in writing of the condition prior to taking any remedial action with respect thereto ("Environmental Notice"). Upon such notification, Seller shall be entitled to take lead responsibility for developing the remediation work plan, in which case the plan shall be prepared in consultation with Purchaser. Seller must notify Purchaser within ten (10) business days of receipt of an Environmental Notice of its intention to participate in the development of the work plan. Purchaser and Seller shall jointly interface with any governmental agency which may be involved in approval or review of the work plan, and shall mutually agree on the selection of the contractors who will perform such investigation and/or remediation. it is agreed that any investigation and/or remediation required under the applicable Environmental Law may be performed to the minimum standards allowable under such Law; and

          (ii) Upon Seller's reasonable request, provide Seller with an opinion of reputable environmental counsel that the condition at issue violates an Environmental Law or otherwise requires remedial action.

The indemnification obligation described herein shall not be subject to the limitations of the Deductible or the Cap or a survival period.

     (b) As between each of the Seller and Shareholder and Purchaser, Seller does not assume, and Purchaser shall be liable and responsible for (i) the presence or existence of Material of Environmental Concern on the Real Property to the extent such condition or Material of Environmental Concern was not present on or prior to the Effective Date, and (ii) any Release after the Effective Date to or from any location of any Material of Environmental Concern generated, treated, recycled, stored, processed, used, disposed, otherwise handled or managed, or transported by or on behalf of Purchaser, or any of its present or future subsidiaries or Affiliates, or any future owner or operator of the Business or the Real Property, and (iii) any violation or alleged violation by the Purchaser or any of its present or future subsidiaries or any future owner or operator of the Business of any Environmental Law, and (iv) any exacerbation of any Existing Environmental Indemnity Condition, but only to the extent of such exacerbation (collectively, a "New Environmental Indemnity Condition"). Purchaser shall indemnify and hold harmless Seller and Shareholder from and against and in respect of any and all Environmental Damages, resulting from, relating to or arising from a New Environmental Indemnity Condition, PROVIDED, HOWEVER, that the Seller Group shall not seek indemnification under this SECTION 10.1 unless
(i) the particular environmental condition violates an Environmental Law,  or
(ii) the Seller Group is required by any governmental authority asserting jurisdiction to take remedial action, or (iii) a third party brings a claim for damages for personal injury, threatened personal injury, property damage, threatened property damage, natural resource damages, contribution for remedial response costs, fines or penalties that is based upon, arises out of, or relates to any New Environmental Indemnity Condition. The indemnification obligation described herein shall not be subject to the limitations of the Deductible or the Cap.

     (c) Seller acknowledges that Purchaser has retained an environmental consultant to prepare an environmental baseline report (the "Baseline Report") with respect to any or all of the Real Property. The Baseline Report shall be completed within a reasonable time prior to the Effective Date. Seller and Purchaser shall equally share the environmental consultant's costs of preparation of the Baseline Report. The Baseline Report shall delineate the extent of environmental contamination, if any, at the Real Property, and may include the collection and analysis of air, soil, surface water or groundwater samples, or such other testing as Purchaser, in its reasonable discretion, deems advisable. If the Baseline Report indicates an Existing Environmental Indemnity Condition, and to the extent that Purchaser elects to proceed with the transaction, Seller and Shareholder, shall, at Purchaser's election, correct such condition to the satisfaction of Purchaser and comply with any applicable Environmental Laws with respect thereto.

     (d) As used herein, "Environmental Damages" shall mean all judgments, good faith settlements, damages (including, without limitation, punitive damages to the extent such punitive damages are actually assessed by a third party against Purchaser and were not caused, in whole or part, by Purchaser's gross negligence or willful misconduct), losses, penalties, fines, interest, fees, liabilities, obligations, encumbrances, liens, costs, and expenses of whatever kind or nature incurred at any time relating in any way to or arising from an Existing Environmental Indemnity Condition.

     10.2 COOPERATION BY PURCHASER: Purchaser agrees to provide full cooperation with Seller in performing its obligations hereunder, including, without limitation, (i) giving Seller prompt written notice of any Environmental Claims made on or after the Effective

Date; (ii) providing Seller and its agents, contractors and consultants, and relevant government officials, with reasonable access to the premises of the Business to conduct any necessary investigation or remedial action, including, without limitation, sampling, monitoring, treatment, installation of equipment, construction of facilities, removal and disposal, provided that such investigation and remedial action must be conducted so as not to unreasonably interfere with Purchaser's operations; (iii) executing orders, decrees, agreements, manifests, easements, or similar documents (in forms reasonably satisfactory to Purchaser) necessary to effect such investigation or remedial action; (iv) providing Seller and its agents, contractors and consultants with any records, documents and other data in its possession relevant to Environmental Claims; and (v) providing Seller and its agents, contractors and consultants with access to the relevant personnel, agents and representatives of the Business, and Purchaser shall instruct such personnel, agents and representatives to provide testimony at any legal proceedings and cooperate in responding to any legal documents to the extent requested by Seller. Seller shall reimburse Purchaser for the out-of-pocket expenses of providing such cooperation within thirty (30) days after receipt of supporting documentation.

                                   ARTICLE XI
                                EMPLOYEE MATTERS

     11.1 SCOPE OF SECTION: This Article XI contains the covenants and agreements of the parties with respect to (a) the status of employment of the employees of Seller employed in the Business (the "Employees"), and (b) Employee Benefit Plans.

     11.2  EMPLOYMENT STATUS:
     (a) At Closing, and retroactive to the Effective Date, Purchaser shall employ: (i) all employees of the Business who as of the Closing Date are covered under or subject to the terms of the collective bargaining agreement disclosed on SCHEDULE 7.11(a) ("UAW Employees") and (ii) all other employees of the Business, who are "actively employed" in the Business on the Effective Date, except for those employees listed in SCHEDULE 11.2(a) (the "Active Employees"), it being agreed that employees who are not working as of Effective Date due to layoff, long-term disability as defined in Seller's Benefit Plans, or permanent workers compensation disability are not to be considered "actively employed," except for those employees listed in SCHEDULE 11.2(a) ("Temporarily Disabled Employees") all of whom shall be considered "actively employed" for purposes of this Section 11.2, and shall be entitled to return to work after their respective disability leaves end. Purchaser agrees to consider for employment, under its normal hiring criteria, any other employees who do not qualify as Active Employees, who may apply for positions with Purchaser after their periods of disability end, it being understood, however, that Purchaser has no obligations to offer employment to any such individuals. All UAW Employees and those Active Employees who accept Purchaser's offer of employment are hereinafter collectively called "Transferred Employees." All terms, including benefits, of each offer to UAW Employees shall be identical in all respects to the terms of employment under which such UAW Employees are currently employed. Except as otherwise provided in Section 11.8, all terms of employment for the Active Employees shall be determined by Purchaser in its discretion. Nothing in this Agreement shall constitute a guarantee that any UAW Employee or Active Employee shall be entitled to remain in the employment of Purchaser for any specified period of time, except that Purchaser assumes all obligations and liabilities with respect to employment of and termination of any Transferred Employee, including, without limitation, compliance (if required) with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the Worker's Adjustment and Retraining Notification Act of 1988, as amended ("WARN Act") and all applicable state laws relating to the termination of employment. Purchaser shall be responsible and liable for any and all obligations arising after the Closing Date with respect to Transferred Employees except as otherwise specifically set forth in this Agreement.

     (b) Seller shall remain responsible and liable for any and all obligations to any employee of Seller or the Business who (i) is not a UAW Employee or an Active Employee, or (ii) is offered employment by Purchaser but refuses to accept such employment, including, without limitation, compliance (if required) with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the Worker's Adjustment and Retraining Notification Act of 1988, as amended ("WARN Act") and all applicable state laws relating to the termination of employment. Purchaser shall be responsible and liable for any and all obligations arising after the Closing Date to any Transferred Employee r, including, without limitation, compliance with COBRA and the WARN Act and all applicable state laws relating to the termination of employment. Seller shall deliver to Purchaser as of the Closing Date all personnel files and records relating to Transferred Employees.

     11.3 RETIREE BENEFITS: As more fully described on SCHEDULE 7.8(a), the salaried employees of the Business are eligible for certain retiree medical benefits through the Standard Medical Plan (the "Plan") maintained by the Shareholder. The Shareholder agrees that from and after the Closing Date the salaried Transferred Employees shall continue to be eligible to receive retiree medical benefits under the Plan; PROVIDED, HOWEVER, nothing herein shall prevent the Shareholder from amending the Plan to modify, amend or terminate the retiree medical benefits to the extent such modification, amendment or termination affects all or substantially all employees of Shareholder's covered by the Plan. Eligibility for the retiree medical benefit is conditioned on the applicable salaried Transferred Employee retiring from Purchaser under the same terms and conditions as would have been required had such salaried Transferred Employee remained an employee of Shareholder and retired from Shareholder. For purposes of determining the extent or level of the retiree medical subsidy, Seller will credit the entitled employee for years of service with the Purchaser. It is understood and agreed that this continuation of retiree medical benefits shall not be offered to any new salaried employee whose date of hire is after the Closing Date. Purchaser shall cooperate with Seller as reasonably required to enable Seller to meet its obligations with respect to this continued benefit.

     11.4  PENSION PLANS:
           (a)   ACTIVE EMPLOYEE PENSION PLAN.    Active Employees of the
Business who participate in the Johnson Controls Pension Plan ("Active Employee Plan") and who have completed at least one year of service as of the Closing Date (i) shall be vested in their accrued benefit earned through the Closing Date, and (ii) shall be eligible for a normal, early or deferred vested retirement benefit under such Active Employee Plan based upon the employee's having terminated employment with the Shareholder on the Effective Date and the employee's age and years of service under the Active Employee Plan as of that date. Distribution of the normal, early or deferred vested retirement benefit accrued by any Active Employee, including, without limitation, the time of benefit payment and the form in which the benefit is payable, shall be determined in accordance with the terms of the Active Employee Plan.

           (b) UAW PENSION PLAN. Purchaser will establish a new pension plan for UAW Employees, which is identical in all respects to the Pension Plan for such UAW Employees provided by the Shareholder as of the Effective Date, and that recognizes years of employment with Shareholder for legibility and vesting or for such other purposes as may be agreed between the Purchaser and the UAW.. UAW Employees of the Business who participate in the Pension Plan for such UAW Employees maintained by Shareholder ("UAW Plan") (i) shall be vested in their accrued benefit earned through the Effective Date, and (ii) shall be eligible for a normal, early or deferred vested retirement benefit under the UAW Plan based upon the employee's having terminated employment with the Shareholder on the Effective Date and employee's age and years of service under the UAW Plan as of that date. Distribution of the normal, early or deferred vested retirement benefit accrued by any UAW Employee, including, without limitation, the time of benefit payment and the form in which the benefit is payable, shall be determined in accordance with the terms of the UAW Plan.

     11.5 DEFINED CONTRIBUTION PLANS: The accounts under the Johnson Controls Savings Plan of all Transferred Employees of the Business who participate in such Savings Plan on the Effective Date, shall be distributable according to the terms of such Plan.

     11.6 TAX-FREE SPENDING PLANS: The accounts under the Johnson Controls Tax-Free Spending Plan of all Transferred Employees who participate in such Spending Plan on the Effective Date, shall be distributable according to the terms of such Plan.

     11.7 UNION CONTRACT: Purchaser shall assume the collective bargaining agreement between Seller and UAW Local 1396 included as Assigned Contracts. Purchaser acknowledges that at Closing it will become a successor employer under such collective bargaining agreement and agrees to assume, perform and discharge all obligations of Seller under such agreement arising after the Closing.

     11.8  WELFARE BENEFIT PLANS AND PAYROLL - INTERIM SERVICES:  Seller
agrees, as an accommodation to Purchaser, to continue to operate its medical, dental, life insurance and disability plans, including without limitation, processing third party administration charges ("Welfare Benefits") for the benefit of the Employees and their eligible dependents and all persons hired by the Business after the Closing Date and their eligible dependents during an interim period (the "Interim Period") commencing on the Closing Date, and ending, for each such benefit, on the earlier of a date specified by Purchaser for each benefit or December 31, 1996. In addition, Seller shall continue to administer payroll on behalf of Purchaser during the Interim Period. The purpose of this arrangement is to facilitate benefit coverage until Purchaser is able to establish successor plans for the Business. The parties agree that Purchaser is fully responsible for all liabilities and benefits which arise after the Closing Date as the result of the continued operation of these plans for the Business. This SECTION 11.8 shall not be construed to impose upon Seller any liability or responsibility under Seller s or the Business plans
except as expressly set forth in this Agreement.    During the Interim Period,
such Welfare Benefits shall be provided to such Transferred Employees, new hires and their respective eligible dependents through the Shareholder's and, as applicable, the Business existing plans, and shall be identical to the benefits afforded such individuals under the applicable plans of Seller and the Business immediately prior to the Closing Date, subject to any general amendments or modifications made by the Shareholder to such Welfare Benefits. The specific terms of Seller's provision of the Welfare Benefits and Purchaser's payment to Seller in respect of these services are set forth in the Transition Services Agreement, the form of which is attached hereto as EXHIBIT C.

     11.9 WORKERS COMPENSATION CLAIMS: Seller shall remain liable for the full cost of all workers compensation claims of Transferred Employees relating to injury or occupational illness where the date of injury or the condition giving rise to the claim, as determined by the applicable state workers' compensation law, is on or prior to the Closing Date. Purchaser shall be liable for the full cost of all workers compensation claims of Transferred Employees relating to workplace injury or the condition giving rise to the claim or occupational illness, where the date of injury is after the Closing Date, as determined by the applicable state worker's compensation law. In the event it cannot be determined under applicable state worker's compensation law, when " the condition giving rise to the claim occurred", it is agreed that (i) if the claim is filed by an individual who was laid off or terminated by Purchaser, Purchaser shall pay the full cost of such claim, and (ii) if the claim is filed by an individual who is employed by Purchaser at the time the claim is filed and has received no notice of potential layoff or termination, Purchaser and Seller shall share equally the cost of such claim. Nothing in this SECTION 11.9 is intended to be or shall be construed to assign liability to either Seller or Purchaser for any worker's compensation claim which is barred by the applicable state of limitations or any claim for any injury or illness which is not compensable under the applicable state worker compensation statute.

                                   ARTICLE XII
                            OBLIGATIONS AFTER CLOSING

     12.1 ACCESS: In connection with any of the Retained Liabilities or any financial audit of Seller or any Claim, tax audit or other governmental investigation of Seller for any matter relating to any period prior to the Closing, or for any other reasonable and lawful purpose, Purchaser shall, upon request, permit Seller and its representatives to have access, at reasonable times during normal business hours and in a manner which is not unreasonably disruptive to the operations of Purchaser, to the Purchased Records and work papers, books and records of Purchaser relating to the Business. Purchaser shall maintain in an orderly manner, and shall not dispose of, the Purchased Records or such work papers, books and records during the six year period beginning with the Closing without Seller s consent. Following the expiration of such six-year period, Purchaser may dispose of the Purchased Records or such work papers, books and records at any time upon giving 90 days prior written notice to Seller, unless Seller agrees to take possession thereof within such 90 days at no expense to Purchaser.

     12.2  ALLOCATION OF TAXES:

     (a)   Real and personal property Taxes with respect to any Purchased
Assets shall be prorated based on the ratio of number of days in the pre-Closing period to the number of days in the actual taxable period with respect to which Tax is assessed, irrespective of when such Taxes are due, become a lien or are assessed. Sales and use Taxes shall be deemed to accrue as property is purchased, sold, used or transferred. All other Taxes shall accrue in accordance with generally accepted accounting principles.

     (b)   Seller and Purchaser shall each pay half of all transfer and  sales
Taxes.

     12.3  POST-CLOSING ASSISTANCE:   In accordance with the terms of the
Transition Services Agreement, Seller shall provide to Purchaser certain additional support services beyond the provision of the Welfare Benefits and payroll administration described in SECTION 11.8, the terms of which shall be set forth in such Agreement. Purchaser agrees that, following Closing, it will lease certain space in the Business' facility located at 12th Street in Erie, Pennsylvania and provide certain support services in connection therewith, all as more specifically described in the Lease, a form of which is attached hereto as Exhibit D.

     12.4 POST-CLOSING PAYMENTS: From and after the Closing Date, Seller shall present to Purchaser, from time to time, but not more often than weekly, statements reflecting payments made by Seller, and consented to by Purchaser, relating to obligations being executed by Seller on behalf of Purchaser as set forth in this Agreement, and Purchaser shall reimburse Seller for such amounts in cash within 15 days after receipt of each such statement. Purchaser acknowledges and agrees that it shall be liable for any payments which are due to be paid to NBD Bank after the Effective

Date under the terms of that certain Customer Agreement dated June 4, 1996 by and between Johnson Controls, Inc. and NBD bank, N.A. (the "Factoring Agreement") with respect to factored tooling disbursements which have been tendered to NBD prior to the Effective Date.

     12.5 FURTHER ASSURANCES: From time to time after the Closing, without further consideration, the parties shall cooperate with each other and shall execute and deliver instruments of transfer or assignment, or such other documents to the other party as such other party reasonably may request to evidence or perfect Purchaser s right, title and interest to the Purchased Assets, and otherwise carry out the transactions contemplated by this Agreement.

     12.6  COVENANT NOT TO COMPETE:
     (a) In consideration of the benefits to the members of the Seller Group hereunder and in order to induce Purchaser to enter into this Agreement, each member of the Seller Group hereby covenants and agrees that for a period of three (3) years after the Closing Date, such members shall not, and such members shall cause their Affiliates to not, directly or indirectly, anywhere in North America, engage in, conduct, manage, operate or control, or participate, in any manner whatsoever, in the ownership, management, operation or control of, any business WHICH COMPETES WITH ANY PORTION OF THE BUSINESS AS IT IS CONDUCTED AS OF THE EFFECTIVE DATE, except that this non-compete obligation shall not apply as follows:

           (i) to (a) injection molded or blow molded plastic parts which are situated in or intended for the Interior of automobiles (as hereinafter defined), or(b) parts which will be manufactured by the joint venture between the Shareholder and Chivas Products Ltd., or (c) any parts which are currently manufactured by another group, division or Affiliate of Seller or Shareholder. For purposes of this SECTION 12.6, the Interior shall mean any location within the body of the automobile as defined by the front firewall, the back window and the vehicle's doors.

           (ii) Ownership of not more than 5% of the issued and outstanding shares of a class of securities of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market shall not be deemed ownership of the issuer of such shares for the purposes of this Section; and

           (iii) The provisions of this SECTION 12.6 shall not preclude Seller from acquiring control of an entity which has as a portion of its business which competes with the Business (the "Competing Business"), but which primarily is engaged in other lines of business; provided further, however, that in the event Seller directly or indirectly acquires such a Competing Business during such period, then whatever entity has acquired such Competing Business either shall (i) limit the competing Business solely to the production of competing products which the Competing Business was obligated to produce pursuant to contracts which were entered into prior to, and not in anticipation of such acquisition, it being understood and agreed that the Competing Business will not renew any such contract upon expiration of the term or any extended term in effect at the time of such acquisition or (ii) discontinue the Competing Business or dispose of the Competing Business to a non-affiliated entity within eighteen months of the date of such acquisition.

     (b) Each member of the Seller Group hereby covenants and agrees that for a period of three (3) years after the Effective Date, such member shall not, and shall cause its Affiliates to not (i) encourage or solicit any current employee of the Business who is employed by Seller as of the Effective Date at a Grade 57 or higher ("Management Employee") to terminate his or her relationship with the Business, or (ii) hire in the Automotive Systems Group, without the consent of Purchaser, any Management Employee i. It is further agreed that, for a period of two (2) years after the Effective Date neither Seller or Shareholder or their Affiliates shall hire in the Automotive System Group, without the consent of Purchaser, any other Management Employee or Other Employee who is employed by Seller as of the Effective Date ("Other Employees"), provided that this hiring restriction with respect to such Other Employees shall only apply to other facilities of Seller or Shareholder which are located within a radius of thirty (30) miles from the facility of the Business where such particular employee was employed as of the Effective Date. Notwithstanding the foregoing, it is agreed that there shall be no restriction on Seller or Shareholder to hire any employee of the Business who (i) was terminated or otherwise separated by Purchaser, or (ii) left his position with Purchaser more than six (6) months
prior to the date of hire by Seller or Shareholder.   Each member of the Seller
Group acknowledges and agrees that the breach by such members of the provisions of this SECTION 12.6(b) could not be adequately compensated with monetary damages and would irreparably injure Purchaser, and, accordingly, that injunctive relief and specific performance shall be appropriate remedies to enforce the provisions of this SECTION 12.6(b) against such members.

     (c) No member of the Seller Group will at any time from and after the Closing Date divulge or disclose to anyone any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any confidential or secret aspects of the Business (including, without limitation, customer lists, supplier lists and pricing arrangements with customers or suppliers) (collectively, "Confidential Information"). Any portion of such information and only such portion, which (i) at or prior to the time of disclosure was generally available to the public through no breach of this covenant, (ii) was available to the public on a nonconfidential basis prior to its disclosure, (iii) was made available to Purchaser or the public from a third party provided that such third party did not obtain or disseminate such information in breach of any legal obligation to any member of the Seller Group, or (iv) is required to be disclosed by law or by order of a court of competent jurisdiction, shall not be deemed Confidential Information for purposes of this Agreement, and the undertakings in this covenant with respect to Confidential Information shall not apply thereto.

     (d) In the event a court of competent jurisdiction deems any provision in this SECTION 12.6 to be unreasonable, unenforceable or invalid, then such provision(s) shall be interpreted as broadly as may be considered reasonable by such court and this SECTION 12.6 shall be deemed amended to the maximum scope of business, duration or geographic scope as such court determines to be reasonable and, as so amended, shall be enforced.

                                  ARTICLE XIII
                                     NOTICES

     All notices, consents, approvals or other notifications required of the parties under this Agreement shall be in writing and shall be deemed properly served if delivered personally or sent by registered or certified mail (return receipt requested), facsimile or nationally-recognized courier or overnight delivery service addressed to such other party at the address set forth below, or at such other address as may hereafter be designated by either party in writing, and shall be deemed delivered (i) five business days after being sent by mail or (ii) when actually delivered if sent by mail, facsimile, courier or overnight delivery service (or the next business day if delivered after regular business hours or on a Saturday, Sunday or holiday).

     (a)   If to Seller:                Johnson Controls, Inc.
                                        49200 Halyard Drive
                                        Plymouth, Michigan  48167
                                        Attn:  Vice President and
                                               General Counsel
                                        Facsimile:  (813) 454-6914

     (b)   If to Purchaser:             Carlisle Companies Incorporated
                                        250 South Clinton Street, Suite 201
                                        Syracuse, New York  13202-1258
                                        Attn:  Vice President and
                                               General Counsel
                                        Facsimile:  (315) 474-2008

                                   ARTICLE XIV
                                   COOPERATION

     14.1 COOPERATION BY PURCHASER: In the event Seller is required to defend against, or desires to prosecute, any action, suit or proceeding arising out of a claim pertaining to the business or operations of the Business prior to the Closing Date, Purchaser shall provide such assistance and cooperation, including, without limitation, witnesses and documentary or other evidence as may reasonably be requested by Seller in connection with its defense. Seller shall reimburse Purchaser for its reasonable out-of-pocket expenses incurred in providing such assistance and cooperation.

     14.2  COOPERATION BY SELLER:   In the event Purchaser is required to
defend against, or desires to prosecute, any action, suit or proceeding arising out of a claim pertaining to a liability assumed or asset acquired by Purchaser pursuant to this Agreement relating to the business or operations of the Business, Seller shall provide such assistance and cooperation, including without limitation, witnesses and documentary or other evidence, as may reasonably be requested by Purchaser in connection with its defense. Purchaser shall reimburse Seller for its reasonable out-of-pocket expenses incurred in providing such assistance.

     14.3  COOPERATION ON TAX, ACCOUNTING AND OTHER MATTERS:
     (a) Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Business as is reasonably necessary for the filing of any Return, for the preparation for any audit, for the prosecution or defense of any claim relating to any proposed adjustment with respect to Taxes, for year-end accounting requirements and any reports or documents to be filed with any regulatory agency or for any other reasonable purpose.

     (b) Purchaser and Seller agree to retain or cause to be retained all books and records pertinent to the Business (including the Returns, documents and records relating to the assets and properties of both) until the applicable period for assessment under applicable law (giving effect to any and all properly claimed and valid extensions or waivers) has expired, and to abide by or cause the compliance with all record retention agreements entered into with any governmental or taxing authority.

     (c) Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Business for any Tax and shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this SECTION 14.3.

     (d) Seller will reimburse Purchaser for all out-of-pocket-costs which the Purchaser may reasonably incur pursuant to this SECTION 14.3 in assisting Seller and Purchaser will reimburse Seller for all out-of-pocket-costs which the Seller may reasonably incur pursuant to this SECTION 14.3 in assisting Purchaser.

                                   ARTICLE XV
                                 INDEMNIFICATION

     15.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES: The representations and warranties contained in Article VII of this Agreement shall survive for a period of eighteen (18) months from the Closing Date, whereupon they shall expire (the "Survival Period"). The representations and warranties contained in Article VIII relate to Retained Liabilities and are included for disclosure purposes
only.   It is understood that the Seller Group's obligation for Retained
Liabilities has no survival period.

     15.2  INDEMNIFICATION BY SELLER'S GROUP:
     (a) From and after the Closing Date each member of the Seller Group shall, jointly and severally, indemnify Purchaser and hold Purchaser harmless from and against any and all losses, actual damages, (and to the extent actually imposed by Purchaser's customers, punitive and consequential damages, to the extent such damages did not arise or result from Purchaser's or any of it Affiliate's gross negligence or intentional misconduct), judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, reasonable attorneys' fees and disbursements) (collectively, "Damages"), incurred by the Purchaser, its Affiliates, their respective officers, directors, employees, agents, representatives, shareholders, successors, transferees and assigns, from and against any and all Damages (other than Damages relating to Environmental Indemnification covered in Article X) incurred by any of them arising out of, relating to or as a result of:

           (i) any inaccuracy or breach of any representation or warranty on the part of Seller under this Agreement;

           (ii) the nonperformance or breach partial or total, of any covenant or agreement of Seller contained in this Agreement:

           (iii) the failure of any member of the Seller Group to pay, perform or discharge when due any of the Retained Liabilities;

     (b) The Purchaser's rights to indemnification under SECTION 15.2(a) and the amount of any Damages incurred by Purchaser shall be reduced and limited as follows and as set forth in SECTION 15.2(c) below:

           (i) by the net amount Purchaser recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other third party liable for such Damages;

           (ii) where the issue giving rise to any such Damages was provided or reserved for in the Closing Balance Sheet or gave rise to the payment of a post-closing adjustment amount as described in SECTION 4.4 by the amount of such reserve or payment; and

           (iii) by the net tax benefit realized by Purchaser as a result of taking any such Damage as a deductible expense calculated by applying the applicable corporate tax rate to the excess of (a) the portion of any such Damages which was treated as a deductible expense by Purchaser, over (b) the portion of any such Damages which was includable in the gross income of Purchaser.

     (c)   The Purchaser shall be entitled to indemnification under this
Section 15.2 as follows:

           (i) with respect to any and all indemnification claims by Purchaser under SECTION 15.2(a), except for certain Retained Liabilities as specifically set forth in subpart(c)(ii) below, Purchaser shall be entitled to indemnification recovery only to the extent that the aggregate amount of recovery in respect of such claims exceed $500,000 and only for such amount which, in the aggregate, actually exceeds this amount of $500,000 (the "Deductible"), up to a total maximum indemnification of $25,000,000 (the "Cap");

           (ii) the following Retained Liabilities shall not be subject to the limitation of the Deductible: (A) any Excluded Asset; (B) any violation of any law which results in Damages to Purchaser of more than $75,000 per violation; (C) the failure of any member of the Seller Group to pay any Taxes relating to the Business for any and all periods through the Closing Date including Taxes for which Seller may be liable under Section 1.1502-6 of the Treasury Regulations (or any analogous state or foreign law provision) on account of having been a member of any affiliated group (or other group filing on a combined basis), (D) any Retained Workers' Compensation claim as described in SECTION 11.9, and (E) any Litigation described or required to be described in SECTION 7.7, and (F) any claims related to Seller Group's ERISA Plans and claims related to Title VII of the Civil Rights Act or the state law equivalent thereof. Indemnification Claims under SECTION 15.2(a)(iii) shall not be subject to the limitations of the Cap.

           (iii) for purposes of determining whether the Deductible has been met or exceeded, Damages shall be first adjusted as provided in clauses
     (b)(i)-(iii.)   In addition, individual indemnification claims not
     exceeding $5,000 shall not be eligible for indemnification or for inclusion as Damages which count towards the Deductible.

     (d) Except as otherwise specifically provided in this Agreement, the indemnity provided in this SECTION 15.2,shall be the sole and exclusive remedy of Purchaser after the Closing Date to recover Damages with respect to this Agreement (including without limitation for any inaccuracy or breach of any representation, warranty or covenant on the part of Seller or any Retained Liability).

     15.3  INDEMNIFICATION BY PURCHASER.

     (a) From and after the Closing, Purchaser shall indemnify Seller and hold Seller harmless from and against any Damage incurred by Seller or any Affiliate as a result of (i) any inaccuracy or breach of any representation or warranty on the part of Purchaser under this Agreement (except to the extent corrected or disclosed in writing to, and consented to by, Seller prior to the closing) or (ii) the nonperformance or breach, partial or total, or any covenant or agreement of Purchaser contained in this Agreement (except to the extent corrected or disclosed in writing to, and consented to by, Seller prior to Closing); or (iii) the failure to discharge any Assumed Liabilities.

     (b) The Seller's rights to indemnification under this SECTION 15.3 and the amount of any Damages incurred by Seller shall be reduced as follows:

           (i) by the net amount Seller recovers (after deducting all attorneys' fees, expenses and other costs of recovery), from any insurer or other third party liable for such Damages; and

           (ii) by an amount calculated by applying the applicable corporate tax rate to the portion of any such Damages which can be treated as a deductible charge by Seller.

     (c) Seller shall be entitled to indemnification under this SECTION 15.3 only to the extent that the aggregate amount of indemnification recovery in respect of such claims shall exceed the Deductible and Seller's recovery shall not exceed the Cap. For purposes of determining whether the Deductible has been exceeded, Damages shall be adjusted as provided in clauses (b) (i) and (ii) of
SECTION 15.3. In addition, individual indemnification claims not exceeding $5,000 shall not be eligible for indemnification or for inclusion as Damages which count towards the Deductible

     (d) Except as otherwise specifically provided in this Agreement, the indemnity provided in this SECTION 15.2, shall be the sole and exclusive remedy of Seller after the Closing Date to recover Damages with respect to this Agreement (including without limitation for any inaccuracy or breach of any representation, warranty or covenant on the part of Purchaser or any Assumed Liability).

     15.4 INDEMNIFICATION PROCEDURES. A party entitled toindemnification under this Article XV or under Article X shall herein be referred to as an "Indemnitee." A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "Indemnitor." Promptly after receipt by an Indemnitee of notice of any claim or the commencement of any action, or upon discovery of any facts which an Indemnitee believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Article XV, notify such Indemnitor in writing in reasonable detail of the claim or the commencement of such action. The failure of an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligations under this Article XV unless such failure shall result in a material prejudice to the Indemnitor. During the 45-day period following the provision of such notice to the Indemnitor, the Indemnitee shall not take any action or incur any expenses with respect to such claim except to the extent such action is (a) legally required, (b) reasonably necessary in the operation of the Business or (c) approved by the Indemnitor, which approval shall not be unreasonably withheld. If any such claim or action shall be asserted or brought against such Indemnitee, it shall notify such Indemnitor thereof, and the Indemnitor shall be entitled to participate therein, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and (subject to the last sentence hereof) to settle or compromise such claim or action. After notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under this Article XV for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation, PROVIDED that the Indemnitee shall have the right of employ counsel to represent it if, in the Indemnitee's reasonable judgment, it is advisable for the Indemnitee to be represented by separate counsel, and in that event, the fees and expenses of such separate counsel shall be paid by the Indemnitor. If the Indemnitor does not elect to assume the defense of such claim or action, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect thereto. The parties hereto agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding, including the granting of powers of attorney. The Indemnitor shall not, except with the consent of the Indemnitee, consent to any settlement of a claim which does not include only the payment of money and as an unconditional term thereof the giving by the relevant third party to each Indemnitee a release of all liability in respect of such claim and no obligation to perform or refrain from performing any act so imposed on the Indemnitee by reason thereof.

     15.5 DISCLAIMER. Except to the extent expressly provided in this agreement or in any instrument of conveyance or assignment executed and delivered by Seller to Purchaser in connection with this Agreement, Seller makes no representations or warranties of any kind. Similarly, except to the extent expressly provided in this Agreement, Purchaser makes no representations or warranties of any kind.

                                   ARTICLE XVI
                                 MISCELLANEOUS

     16.1 BROKER COMPENSATION: Each of the parties hereto agrees to indemnify the other against and hold the other harmless from any and all liabilities (including, without limitation, cost of counsel fees in defending against such liabilities) for brokerage commissions or finder s fees in connection with the transactions contemplated by this Agreement, insofar as such claims shall be based on arrangements or agreements made or claimed to have been made by or on behalf of Seller or Purchaser, respectively. Seller shall pay the fee of Bowles, Hollowell Conner & Co. for its services in connection with the transactions contemplated by this Agreement. The indemnification obligations described in this SECTION 16.1 shall not be subject to the limitations of the Deductible or the Cap.

     16.2  BULK SALES ACT:   Purchaser waives compliance by Seller with any
bulk sales law which may be applicable to the transactions contemplated by this Agreement; provided, however that Seller agrees to indemnify Purchaser and hold it harmless from any Damage resulting from such noncompliance. The indemnification obligations described in this Section 16.2 shall not be subject to the limitations of the Deductible or the Cap.

     16.3 EXPENSES: Each of the parties hereto shall pay its own expenses in connection with the negotiation and preparation of this Agreement and the Related Documents.

     16.4 BINDING AGREEMENT: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party shall assign this Agreement without the prior written consent of the other party hereto, and in no event will any assignment relieve the assigning party of its obligations hereunder.

     16.5 ENTIRE AGREEMENT: This Agreement (including the Exhibits and Schedules hereto) (a) constitutes the entire agreement between the parties hereto with respect to the purchase and sale of the Purchased Assets and the other transactions contemplated hereby, (b) supersedes all prior negotiations and oral or written understandings, if any, and (c) may not be amended or supplemented except by an instrument in writing signed by both parties hereto. Neither party makes any representation or warranty except as provided herein.

     16.6 GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Michigan.

     16.7 NO RIGHTS OF THIRD PARTIES: Nothing in this Agreement is intended to confer any right on any person other than the parties to it and their respective successors and assigns; nor is anything in this Agreement intended to modify or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any party to this Agreement.

     16.8  SCHEDULES.   The inclusion of information in the Schedules hereto
shall not be construed as an admission that such information is material to the Business. The information contained on the Schedules may be over inclusive, which Purchaser agrees does not and shall, in and of itself, constitute a breach of any the representation and warranty Disclosure of information on any Schedule shall be deemed disclosure under all required Schedules.

     16.9 INFORMAL DISPUTE RESOLUTION: If any controversy or claim arising out of or relating to this Agreement (other than controversies or claims for which a dispute mechanism is specifically provided) (the "Controversy"), Purchaser and Seller will first attempt in good faith to have the Controversy discussed by senior executives of the parties. The disputing party shall give the other party written notice (the "Notice") of the Controversy. Within 30 calendar days from the date of receipt of the Notice, the receiving party shall submit to the disputing party its written response (the "Response"). The Notice and the Response shall include: (a) a statement in reasonable detail of such party s position and (b) the name and title of the senior executive who will represent that party. Promptly after receipt of the Response (but in no event later than 30 calendar days from the date of receipt of the Response) the senior executives shall meet, along with a legal representative if desired, at a mutually acceptable time and place, or by telephone, to exchange relevant information and to discuss in good faith a resolution of the Controversy. Neither party shall commence a legal action with respect to the Controversy until the above-mentioned time periods have elapsed except for legal actions seeking immediate injunctive relief.

     16.10 COUNTERPARTS: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     16.11 HEADINGS; TABLE OF CONTENTS: The headings of the sections of this Agreement and the table of contents at the forepart of this Agreement are inserted for convenience only and shall not constitute a part hereof nor affect the rights of the parties hereto.

     16.12 MEANING OF "KNOWLEDGE OF SELLER": For purposes of this Agreement the phrases "to the Knowledge of Seller" or similar language shall mean the Knowledge, actual or constructive, after reasonable inquiry of the individuals set forth on SCHEDULE 16.12.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


ATTEST:                                 HOOVER UNIVERSAL, INC.

/s/ Stacy L. Fox                             /s/ James H. Krupinski
_______________________                 BY____________________________


ATTEST:                                 JOHNSON CONTROLS, INC.

/s/ Stacy L. Fox                             /s/ James H. Krupinski
_______________________                 BY____________________________



                                        CARLISLE ENGINEERED COMPONENTS, INC.
ATTEST:

/s/ Steven J. Ford                               /s/ Allen J. Hoffman
___________________________             BY_____________________________




(a:\hoover.agt\10/04/96)

                                  [LETTERHEAD]


                                    Exhibit A




                                        Carlisle Engineered Components, Inc.
                                        250 S. Clinton Street
                                        Suite 201
                                        Syracuse, New York  13202

                                        October 4, 1996


Gentlemen:

This opinion is delivered to you as a condition of closing under that certain Purchase and Sale Agreement dated as of September 30, 1996 (the "Agreement"), by and among Hoover Universal, Inc., a Michigan corporation, having its principal place of business at 49200 Halyard Drive, Plymouth, Michigan 48170 ("Seller"), Johnson Controls, Inc., a Wisconsin corporation, having its principal place of business at 5757 N. Green Bay Avenue, Milwaukee, Wisconsin 53201 (the "Shareholder") and Carlisle Engineered Components, Inc., a Delaware corporation, having its principal place of business at 250 S. Clinton Street, Suite 201, Syracuse, New York 13202 ("Purchaser").

I have acted as counsel to Seller and Shareholder in connection with Seller's sale of assets of its Engineered Plastics Division ("EPD") to Purchaser under the Agreement and in connection with the transactions provided for by the Agreement. I have examined a fully-executed copy of the Agreement, copies of the Articles of Organization and By-Laws of Seller and Shareholder, respectively, and the corporate minute books of each such company, as well as such other corporate records and other materials as I have deemed necessary as a basis for this opinion. I have also made such investigation of questions of Michigan, Wisconsin and Federal law and other matters as I have considered necessary in order to form a basis for the opinions set forth herein.

With respect to any matter as to which I opine herein on the basis of my best knowledge or limited to matters known to me, I have made no direct inquiry or investigation, but have relied on representations and information conveyed to me by officers of Seller and Shareholder.

I have assumed, without independently verifying such assumptions, the genuineness of signatures on all documents examined by me, the authenticity of all documents furnished for my examination as originals and the conformity to original documents of all documents furnished to me as copies. I have also assumed that the relevant laws of the State of Wisconsin conform in all material respects to their Michigan counterparts. All capitalized terms used in this opinion, but not otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

Based upon and subject to the foregoing, I am of the opinion that:

1. Seller and Shareholder are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation. Seller has the requisite power and authority to carry on the Business heretofore conducted and to own the property and assets of the Business it now owns. Seller and Shareholder each are duly qualified to do business as a foreign corporation in good standing in all jurisdictions in which ownership of property or the conduct of the Business requires such qualification, except jurisdictions in which Seller or Shareholder's failure to qualify to do business will have no material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Business.

2. Seller and Shareholder have duly authorized, by all necessary corporate action, the execution and delivery of and the performance of the transactions contemplated by the Agreement. Seller and Shareholder each have full corporate power and authority to enter into the Agreement and to carry out the transactions contemplated thereby. The Agreement is a valid and binding agreement of Seller and Shareholder enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3. Neither the execution and delivery of the Agreement nor the performance of the transactions contemplated thereby will violate any provision of the Articles of Organization or By-Laws of Seller or Shareholder, or to the best of my knowledge, except as disclosed in SCHEDULE 7.2 of the Agreement, result in any breach of the terms or conditions of any mortgage, bond, indenture, contract, agreement, license or other instrument or obligation to which Seller is a party or by which the Purchased Assets are bound, or materially violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

4. To the best of my knowledge, except as disclosed in SCHEDULE 7.7 to the Agreement, there are no claims, actions, suits or other proceedings pending or threatened against or involving the Business, Purchased Assets or Assumed Liabilities, or against the transactions contemplated by the Agreement, at law or in equity, or before or by any court or other governmental agency or instrumentality, domestic or foreign, or any arbitral body, an adverse outcome of which would have a material adverse effect on the Business. To the best of my knowledge, except as listed in SCHEDULES 7.7 AND 8.1(a) of the Agreement, Seller is in material compliance with all federal, state and local laws, ordinances, regulations, orders, or decrees applicable to the Business and there does not exist any valid basis for any claim of default under or violation of any such statute, law, ordinance, regulation, order or decree except such defaults or violations, if any, which in the aggregate do not and will not materially affect the Business.


Sincerely,




Stacy L. Fox
Vice President and Division General Counsel

                                      Exhibit B

                         CARLISLE ENGINEERED COMPONENTS, INC.
                           250 S. CLINTON STREET, SUITE 201
                              SYRACUSE, NEW YORK  13202
              ----------------------------------------------------------

October 4,1996


Johnson Controls, Inc.
49200 Halyard Road
Plymouth, Michigan 48170

Hoover Universal, Inc.
49200 Halyard Road
Plymouth, Michigan 48170

SUBJECT: AGREEMENT FOR PURCHASE AND SALE OF ASSETS, DATED OCTOBER 4, 1996 (THE
         "PURCHASE AGREEMENT"), BY AND AMONG CARLISLE ENGINEERED COMPONENTS, INC., A DELAWARE CORPORATION ("PURCHASER"), JOHNSON CONTROLS, INC., A WISCONSIN CORPORATION ("SHAREHOLDER") AND HOOVER UNIVERSAL, INC., A MICHIGAN CORPORATION ("SELLER")

Gentlemen:

    I am Secretary of and legal counsel to Carlisle Engineered Components, Inc., a Delaware corporation ("Purchaser"). In my capacity as Secretary of and legal counsel to Purchaser, I have participated in the negotiation and preparation of the above-referenced Purchase Agreement, and the transactions contemplated thereby, pursuant to which Purchaser has agreed to acquire from Seller substantially all of Seller's assets. In accordance with Section 5.1(g) of the Purchase Agreement, I am rendering this opinion to the Seller and Shareholder. Except as otherwise indicated, capitalized terms used herein are defined as set forth in the Purchase Agreement.

    In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of
(i) the Purchase Agreement, the Bill of Sale, the Assignment, Assumption, and Release as to Bond Documents, the Supply Agreement, the Letter Agreement (relating to tooling) and Lease Agreement(collectively, the "Transaction Documents"), (ii) the Certificate of Incorporation and Bylaws of Purchaser, and
(iii) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth

OPINION LETTER
PAGE 2

below.

    In examining the documents referred to above, I have assumed the genuineness of all signatures (other than signatures on behalf of Purchaser), the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to the originals of all documents purporting to be copies. As to various questions of fact material to my opinion, I have relied upon the representations and warranties in the Transaction Documents and the other documents delivered pursuant thereto and upon certificates and other documents of public officials and officers of Purchaser, and I have made such other inquiries, as I have deemed necessary.

    Based on the foregoing, and subject to the qualifications set forth below, I am of the opinion that:

    (1) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has corporate power to carry on its business as it is presently conducted.

    (2) Purchaser has the full corporate power and authority to enter into the Transaction Documents and to carry out the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents by Purchaser has been duly authorized by the Board of Directors and shareholders of Purchaser, and no other corporate action is necessary to authorize same. When duly executed and delivered on behalf of Purchaser, the Transaction Documents will constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

    (3) Neither the execution, delivery or performance of the Transaction Documents by Purchaser violates any provision of its Certificate of Incorporation or Bylaws.

    The foregoing opinions are subject to the following qualifications:

         (a) The enforceability of any obligation of Purchaser may be limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other laws affecting the enforcement

OPINION LETTER
PAGE 3


generally of creditors' rights and remedies or by general principles of equity.

         (b) No opinion is given herein as to the availability of specific performance or equitable relief of any kind.

         (c) The laws of the State of New York (excluding the principles of conflict of laws) will apply to the interpretation, validity and enforceability of the Transaction Documents.

         (d) This opinion has been rendered pursuant to Section 5.1(g) of the Purchase Agreement solely for the benefit of the addressees, and may not be used or relied upon by any other person or entity or for any other purpose.

Very truly yours,




Steven J. Ford
Secretary

                                    Exhibit C


                          TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (this "Agreement") dated as of September 30, 1996, between Carlisle Engineered Components, Inc., a Delaware corporation ("Carlisle"), and Johnson Controls, Inc. a Wisconsin corporation ("JCI").

                                   WITNESSETH

WHEREAS, Carlisle, JCI and Hoover Universal, Inc., a wholly-owned subsidiary of JCI ("Hoover") have entered into a Purchase and Sale Agreement dated as of September 30, 1996 (the "Purchase Agreement"), pursuant to which Carlisle has agreed to acquire from Hoover certain assets of Hoover's Engineered Plastics Division; and

WHEREAS, as anticipated by Section 5.1 (h) of the Purchase Agreement, Carlisle desires to obtain certain services from JCI and occupy certain portions of JCI's facilities in Plymouth, Michigan during a limited transition period after the date hereof, as more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. DEFINED TERMS. Capitalized terms contained in this Agreement but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

2. TRANSITION SPACE. Commencing on the Closing Date and continuing until March 31, 1997, unless earlier terminated hereunder or extended pursuant to Paragraph K, (hereafter, the "Term"), Carlisle shall be permitted to occupy the office space formerly occupied by JCI's Engineered Plastics Division ('EPD"), as more particularly depicted on EXHIBIT A attached hereto (the "Transition Space"), and located at JCI's Plymouth, Michigan offices (the "JCI Facility") subject to the following terms and conditions:

     a. Carlisle shall pay a monthly occupancy fee for the Transition Space of $650 for each Carlisle employee located in the Transition Space. All occupancy fees shall be paid in advance on the first day of each month.

     b. The Transition Space shall be occupied solely for general office use consistent with its previous use by EPD. JCI shall deliver the Transition Space to Carlisle, including all fixtures, furnishings and equipment located within such Transition Space as of the date hereof, in "As-Is" condition.

     c. JCI shall provide, or cause to be provided, services to the Transition Space including gas, electric service, water, sewer, HVAC, trash removal and housekeeping at no additional monthly charge to Carlisle. JCI shall provide the same level of service to the Transition Space as is provided to the balance of the JCI Facility. In addition, JCI shall provide phone service to the Transition Space consistent with the phone service previously provided to EPD. JCI shall bill Carlisle separately for such phone service. Unless and until such time as JCI is able to identify Carlisle's specific phone charges on a monthly basis, JCI shall bill Carlisle in an amount equal to the average monthly per person phone charge for JCI employees at the JCI Facility multiplied by the number of Carlisle Employees located within the Transition Space.

     d. Carlisle shall maintain a policy for comprehensive general public liability insurance insuring Carlisle, JCI and Master Landlord (as hereafter defined) against any cost, loss, damage or expense incurred by reason of any claim, suit, liability or demand for bodily injury, death or property damage arising out of or pertaining to this Agreement or Carlisle's use, control, maintenance or occupancy of the Transition Space or the JCI Facility, in minimum amounts of $1,000,000 for bodily injury or death to any one person and $500,000 for property damage, with regard to each claim, suit, liability or demand.

     e. Carlisle employees located within the Transition Space shall be provided access cards and or keys for access to the Transition Space. JCI reserves the right to restrict access by Carlisle employees to any other area of the JCI Facility other than the parking lot and cafeteria area. In addition, JCI reserves the right to inspect the Transition Space following the date hereof to assure that all records, equipment, software, data and other property of JCI not specifically conveyed to Carlisle under the Purchase Agreement or permitted to be used by Carlisle hereunder have been removed from the Transition Space.

     f. Carlisle employees within the Transition Space shall be entitled to use of the Johnson Controls employee parking lot located at the JCI Facility.

     g. Carlisle employees shall have unrestricted access along with JCI employees, during normal business hours, to all common areas of the building in which the Transition Space is located, as depicted on EXHIBIT A hereto. In addition, Carlisle employees located within the Transition Space shall be entitled to use of the Johnson Controls employee cafeteria at the JCI Facility. JCI employees shall have unrestricted access to all corridors within the Transition Space for purposes of access during normal business hours to the common areas of the building.

     h. Upon expiration or earlier termination of this Agreement, Carlisle shall vacate the Transition Space and return it, along with all keys and/or access cards, in broom clean condition, with all fixtures, furnishings and equipment in place, and otherwise in the same condition in which it was originally delivered to Carlisle, ordinary wear and tear excepted.

     i. Carlisle acknowledges that the Transition Space is subject to a lease between Demco IV Limited Partnership ("Master Landlord") and JCI (the "Master Lease"). While Carlisle's rights with respect to the Transition Space are limited to those expressly set forth in this Agreement, in addition to is obligations hereunder, Carlisle acknowledges and agrees to be bound by the conditions and restrictions on use, alteration, access to the Transition Space by Master Landlord, and waste, contained in the Master Lease.

     j. Carlisle may not assign its rights with respect to the Transition Space contained herein without the express written consent of JCI and Master Landlord.

     k. Carlisle shall be permitted an option to extend its occupancy of the Transition Space for a period of an additional forty-five (45) days beyond March 31, 1997, provided Carlisle has notified JCI in writing of its exercise of such option by not later than January 31, 1997. In such event, all terms and conditions contained in Paragraph 2 will apply.

3. TRANSITION SERVICES. In addition to the services to be provided by JCI in connection with the Transition Space set forth in Paragraph 2 above, JCI shall provide, if requested, the following additional services to Carlisle for the Term of this Agreement (hereafter, "Transition Services"):

     a.   Services relating to all Transferred Employees
          1. Payment of hourly and salary payroll and benefits and services for hourly and salary payroll administration, record keeping and employee benefits administration for all Transferred Employees;

     b.   Services relating to employees in the Transition Space
          1. Human resource services for Carlisle employees located in the Transition Space;

          2. Purchasing services relating to the continued supply of materials and supplies to the Transition Space;

          3.   Information systems services;

          4.   Computer aided design hardware and software support services;

          5.   Document control services;

          6.   Stereo-lithography services;

          7.   Accounting services;

          8.   Engineering services; and

          9.   Other services agreed upon between the parties.

4.   FEES.  Carlisle agrees to pay JCI for the Transition Services as follows:

     a. Fees for Transition Services as set forth on Exhibit B attached hereto which is attached hereto and made a part hereof; and

     b. Other direct costs associated with the Transition Services including, without limitation, those items listed on EXHIBIT B, and travel and related costs.

All fees shall be paid on a monthly basis within fifteen (15) days of the invoice date, and shall be prorated on a per diem basis for any partial month for which Transition Services are provided.

5. NO PARTNERSHIP. This Agreement is not intended to create any kind of partnership, joint venture, agency or employment relationship. Neither party, nor any employee of either, are agents or employees of the other.

6. DISCLAIMER. In providing the Transition Services, JCI will use reasonable efforts to conform to normal business standards, but will not be liable to Carlisle for failure to meet those standards except as a result of its gross negligence or willful misconduct. In no case, however, will JCI be responsible or liable for special, indirect or consequential damages incurred by Carlisle.

7. TERMINATION. Carlisle shall have the right to terminate any of the Transition Services upon reasonable written notice to the Company taking into account any commitments or obligations reasonably incurred by the Company in the performance of such Transition Services and the time reasonably required by JCI to discontinue such Transition Services (which shall in no event be more than seven (7) days). In the event that Carlisle shall be in default of any of its obligations hereunder, JCI shall have the right to terminate this Agreement, which will have the effect of terminating Carlisle's occupancy rights with respect to the Transition Space and Transition Services to be performed hereunder, upon written notice of default to Carlisle (which notice shall specify the default) and Carlisle's failure to cure such default within thirty
(30) days following notice.

Unless earlier terminated by either party in accordance with the foregoing, the Transition Services to be performed by JCI as described in Section 3a shall terminate on December 31, 1996 except for such continuing services required pursuant to applicable employee benefit plans, and the provision of the services described in Section 2 and Transition Services described in
Section 3b shall terminate upon termination of the occupancy of the Transition Space pursuant to Paragraph 2.

8. INDEMNITY. Carlisle hereby indemnifies and holds JCI harmless from and against any expense, loss or damage with respect to any liability or obligation to third parties arising out of or in connection with JCI's performance hereunder, unless such loss or damage is caused by JCI's own gross negligence or willful misconduct. If any legal proceedings are instituted, or any claim or demand is asserted by any third party against JCI in respect of which indemnification is sought hereunder, JCI shall promptly give notice thereof to Carlisle and JCI, at its option and at Carlisle's expense, may be represented by counsel of JCI's choice and defend against such proceedings, claim or demand.

9. ASSIGNMENT. This Agreement may not be assigned by any party without the prior written consent of the others, which consent shall not be unreasonably withheld.

10. NOTICES. All notices, requests or other communications shall be in writing and be deemed properly given when delivered personally or by delivery service, or sent by registered or certified mail, postage prepaid and properly addressed to the party to be notified, at the address specified below or such other address as shall have last been given in accordance with this paragraph by the party to be notified. Notice shall be addressed:


     a.   If to JCI:

          Johnson Controls, Inc.
          49200 Halyard
          Plymouth, MI 48l70
          Attn: James Krupinski

          With a copy to:

          Stacy L. Fox, Esq.
          Group Counsel
          Johnson Controls, Inc.
          49200 Halyard
          Plymouth, MI 48170

     b.   If to Carlisle, to:

          Carlisle Engineered Components, Inc.
          C/o Geauga Company

          100 7th Avenue, Suite 100
          Chardon, Ohio 44024-1077
          Attn: Allen J. Hoffman

          With a copy to:

          Carlisle Companies Incorporated
          250 S. Clinton Street, Suite 201
          Syracuse, New York 13202
          Attn: Steven Ford, Esq.

11. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Michigan, without regard to its conflicts of law doctrine.



IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

JOHNSON CONTROLS, INC.                  CARLISLE ENGINEERED COMPONENTS, INC.

By: _____________________               By:_____________________

Title:____________________              Title: ___________________

                                    EXHIBIT A

                          Site Plan of Transition Space

                                    EXHIBIT B

                      Fee Schedule for Transition Services

                                    Exhibit D

                                 LEASE AGREEMENT


     THIS Lease, made and entered into this 30th day of September, 1996, by and between Carlisle Engineered Components, Inc., a Delaware corporation having its principal office at 100 7th Avenue, Suite 100, Chardon, Ohio, 44024-1077 (the "Landlord"), and JOHNSON CONTROLS, INC., a Wisconsin corporation having offices at 49200 Halyard Drive, Plymouth, Michigan 48170 (the "Tenant").

                                   WITNESSETH

WHEREAS, Landlord and Tenant have entered into a Purchase and Sale Agreement dated as of September 30, 1996 (The "Purchase Agreement"), whereby Landlord has agreed to acquire certain assets of Tenant related to Tenant's Engineered Plastics Division ("EPD");

WHEREAS, among the assets being acquired by Landlord is certain real property located in the city of Erie, Pennsylvania commonly known as 2609 W. 12th Street, and more particularly described on Exhibit A hereto (the "Land"), and all buildings and other improvements located thereon (the "Building");

WHEREAS, prior to the date hereof, Tenant's Plastic Container Division ("PCD") currently conducts certain manufacturing, sampling and testing activities within a portion of the Building separate from, and unrelated, to EPD;

WHEREAS, PCD wishes to continue occupying said portion of the Building following the Closing Date set forth in the Purchase Agreement;

WHEREAS, for so long as PCD occupies a portion of the Building, Tenant also wished Landlord to provide certain transition services to its on site employees;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Landlord and Tenant hereby agree as follows:

                            ARTICLE 1    THE PREMISES

     SECTION 1.1 LEASED PREMISE. The Landlord leases to Tenant approximately 25,000, square feet of floor space in the Building in the area identified as Tenant's Leased Premises on Exhibit B hereto (the "Leased Premises").

     SECTION 1.2 COMMON AREAS. Landlord grants Tenant unrestricted access, for the benefit of Tenant's employees and invitees, to all common areas and shared facilities which service both the Leased Premises and the balance of the Building, including, without limitation, all hallways, lobby areas, parking facilities, rest rooms and lunch rooms within the Building or on the Land (collectively the "Common Areas"). In addition, Landlord shall provide Tenant, during Landlord's normal business hours at the Building, access to the areas in the Building in which the inspection and sampling equipment is located as indentified on Exhibit B hereto.

                           ARTICLE 2    TERM & RENTAL

     SECTION 2.1 LEASE TERM. This Lease is for a term of one (1) year beginning October 1, 1996, and ending at 11:59pm on September 30, 1997 (the "Term").

     SECTION 2.2 OPTIONS TO EXTEND. Landlord hereby gives Tenant the option to extend the Term of this Lease for successive additional periods of one (1) year each. Such extensions of the Term shall occur automatically at the end of the Term of this Lease set forth in Section 2.1, and at the end of each extension thereof, unless Landlord or Tenant gives the other party notice, in writing, not less than six (6) months prior to the end of the Term of this Lease set forth in Section 2.1, or of the Term as extended hereby, of its intention
not to extend the Term.   Each such extension of the Lease shall be upon all of
the terms and conditions herein contained, including the privilege of extension except that the rental payment shall be adjusted to account for any increase in Tenant's tax obligation. All references to the Term in this Lease shall include the Term as may be extended hereby.

     SECTION 2.3 RENT AND TAXES. Tenant's monthly charge for rent and taxes shall be $6,765.00 payable, in advance, on or before the first day of each month and every month during the Term of this Lease.

                        ARTICLE 3    TENANT OBLIGATIONS:

     SECTION 3.1 PAYMENT OF RENT. Tenant shall pay the Landlord the rent as specified above.

     SECTION 3.2 SURRENDER OF PREMISES Tenant shall quit and surrender the Leased Premises to Landlord at the expiration or earlier termination of this Lease in as good condition as when received, excepting only ordinary wear and tear.

     SECTION 3.3 LAWFUL USE. Tenant shall use the Leased Premises in a manner consistent with its present use as of the date hereof. Tenant shall comply promptly at its own cost and expense with all laws and ordinances, and every requirement, order and regulation of any and all Federal, State, County, Municipal or other Governmental authorities relative to the Tenant's use and occupancy of the Leased Premises, provided, however, that notwithstanding anything herein to the contrary, in no event shall the Tenant be required to make any structural or other alterations or changes, whether interior or exterior, in complying with such lawful rules, regulations and requirements, unless said change is to correct some alteration or installation made by Tenant.

     SECTION 3.4 TENANT REPAIR. Tenant shall keep the interior of the Leased Premises in as good order and condition as when delivered to it excepting only ordinary wear and tear.

     SECTION 3.5 TENANT ALTERATIONS. Tenant shall make no structural alterations, additions, or improvements ("Improvements") in or to said Leased Premises without the prior written consent of the Landlord. If such alterations, additions or improvements are consented to be made, then at the expiration or earlier termination of this Lease, Tenant shall at its option either leave the alterations, additions, and improvements intact as part of said Leased Premises or remove the same or such parts as it elects all at Tenant's sole expense and repair all damage created by such removal. Tenant's trade fixtures, furniture, appliances and equipment may be removed from the Leased Premises during or upon the expiration of the Term of this Lease provided that Tenant shall repair any material or physical damage to the Leased Premises caused by such removal.

     SECTION 3.6 ASSIGNMENT/SUBLEASE. Tenant shall not assign this Lease or any interest therein, nor sublease the Leased Premises or any part thereof, without first obtaining the written consent of Landlord. No such consent shall relieve Tenant from any liability hereunder, nor authorize any other or subsequent assignment or assignments by anyone without again obtaining the written consent of Landlord. Tenant may, however, without Landlord's consent assign this Lease or sublease the Leased Premises, in whole or in part (a) to any subsidiary or affiliate of the Tenant, provided Tenant remains liable on the Lease, (b) to any successor corporation of Tenant by merger or consolidation or to any entity to which Tenant shall sell all or substantially all of its assets, or (c) to any entity to which Tenant shall sell all of its assets related to PCD.

     SECTION 3.7 INDEMNITY. Tenant agrees to hold Landlord harmless from all claims, demands, causes of action, judgments, attorneys fees, costs and expenses arising from or connected with Tenant's use or occupancy of the Leased Premises, for property damage, bodily injuries or death, suffered or caused in or about the Leased Premises resulting from Tenant's use or occupancy of the Leased Premises, except to the extent resulting from the gross negligence or willful misconduct of Landlord, or of any officer, employee, or agent of Landlord. Tenant shall maintain or cause to be maintained public liability insurance against claims for personal injury or death and property damages arising out of the use or occupancy of the Leased Premises by the Tenant in minimum amounts of $1,000,000 for bodily injury or death to any one person and $500,000 for property damange, with regard to each cliam, suit, liability or demand. All such policies of insurance shall name Landlord as an additional insured and Tenant as the insured.

                        ARTICLE 4    LANDLORD OBLIGATIONS

     SECTION 4.1 QUIET ENJOYMENT. Landlord agrees that upon Tenant paying the rent for the Leased Premises and observing and performing all of the covenants, conditions, and provisions on Tenant's part to be observed and performed hereunder, Tenant shall have quiet possession of the Leased Premises for the entire term and any extension thereof subject to all of the provisions of this Lease. The individuals executing this Lease on behalf of Landlord represent and warrant to Tenant that they are fully authorized to execute this Lease on behalf of Landlord and that such execution is binding upon all parties holding an ownership interest in the Leased Premises.

     SECTION 4.2 LANDLORD REPAIRS AND MAINTENANCE. Landlord shall make at its sole expense all repairs necessitated by ordinary wear and tear and shall make all necessary repairs and replacements (a) to the roof, the exterior walls, doors and windows, and the foundation of the Building and all other exterior and structural repairs or replacements, and (b) to the heating, air conditioning, plumbing and electrical equipment and facilities for the Building, unless such repairs are required by reason of Tenant's negligence or misuse thereof. Landlord shall also perform all maintenance and repairs to the exterior Common Areas, including without limitation, lawn maintenance, sidewalk and parking area maintenance, snow removal, and exterior maintenance, painting and cleaning. Notwithstanding the foregoing, Tenant acknowledges the existing condition of the Building does not impair Tenant's use of the Leased Premises.

     SECTION 4.3 CONDEMNATION. Landlord agrees that if any part or all of the Leased Premises shall be taken by any public or quasi public authority, or if any portion of the Building of which the Leased Premises are a part shall be so taken and access to the Leased Premises shall be substantially interfered with, then the Tenant may at its option terminate this Lease. If a portion of the Leased Premises or Building is taken and the Tenant does not elect to so terminate, the rental payable by Tenant shall be proportionately reduced.

     SECTION 4.4 INSURANCE AND INDEMNITY. Landlord shall maintain fire and extended coverage, public liability and property insurance to cover the replacement value of the Building. Landlord agrees to hold Tenant harmless from all claims, demands, causes of action, judgements, attorney's fees, costs and expenses arising from or connected with Landlord's ownership, use or occupancy of the Land and Building, for property damage, bodily injury or death, suffered or caused in or about the Land and Building except to the extent resulting from the gross negligence or willful misconduct of Tenant. Landlord shall maintain or cause to be maintained public liability insurance against claims for personal injury or death and property damage arising out of the ownership, use or occupancy of the Land and Building by Landlord. All such policies of insurance shall name Landlord as an insured and Tenant as an additional insured.

                      ARTICLE 5    PARTIES MUTUALLY AGREE:

     SECTION 5.1 CASUALTY. The parties agree that if the Leased Premises are partially destroyed or damaged by fire or other casualty, but not so as to be rendered untenantable by the Tenant for the purpose of its business, and if Landord's insurance recovery is sufficient to cover the cost of repair, the Landlord shall within a reasonable time repair the same, but until the Leased Premises are so repaired the rent shall be abated in the ratio that the portion of the Leased Premises rendered for the time being unfit for occupancy and not used or occupied by Tenant, shall bear to the whole Leased Premises. If the foregoing conditions to Landlord's repair obligation are not satisfied, either party may terminate this Lease by notifying the other party in writing within thirty (30) days of such damage or destruction. If the Building of which the Leased Premises are a part, shall be damaged by fire or other casualty (the Leased Premises themselves being otherwise unaffected) so that access thereto shall be substantially interfered with, then the Landlord shall within a reasonable time repair such damage, and a proportionate part of the rent shall be abated from time of such damage until accessibility to and use of the Leased Premises shall be restored. If the Building of which the Leased Premises are a part be so damaged or destroyed as to render the Leased Premises untenantable by the Tenant for the purpose of its business, then either party may terminate this Lease by notifying the other in writing within thirty (30) days after such damage or destruction, and in such event, the Tenant's obligations hereunder shall cease as of the date of such damage. Should this Lease not be so terminated, the Landlord shall proceed to repair and restore the Leased Premises or the Building itself, as the case may be, as rapidly as practicable, to substantially the same condition in which the Leased Premises or the Building was before such damage, and the rent herein reserved shall abate from the time of such damage until the Leased Premises and/or the Building are fully repaired.


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

     SECTION 5.2 NON-WAIVER The failure by either party to insist upon strict performance of any terms of this Lease or the failure to exercise any right under the Lease shall not constitute a waiver of any other breach or default.

     SECTION 5.3 ATTORNEY FEES. If either party shall be successful in enforcing against the other any legal or equitable remedy for a breach of any term of this Lease, then the successful party shall recover the full reasonable expense and attorneys' fees from the non-prevailing party.

     SECTION 5.4 LANDLORD'S RIGHT OF ACCESS. The Landlord and authorized representatives of the Landlord may enter the Leased Premises at all reasonable times for the purpose of inspection, making any repairs, additions, alterations or improvements, and performing any work therein as may be required to be done by the Landlord. The Landlord agrees that in connection with the doing of the work, to cause as little inconvenience, annoyance, disturbance, loss of business or other damage to the Tenant as may be reasonably possible under the circumstances. The Landlord shall provide at least one business day advance notice of its intent to enter, unless entry is required due to an emergency.

     SECTION 5.5 PROPERTY TAXES. All property taxes levied on the Land and Building ("Real Property Taxes") shall be paid by Landlord. Tenant's share of such taxes are included in its rental payment set forth in SECTION 2.3 hereof.

     SECTION 5.6 UTILITIES AND RELATED SERVICES. Landlord shall provide the Leased Premises with utilities and related services, including gas, electric, water, sewer, heating, air conditioning and telephone connections. All such services shall be maintained at the same levels as Landlord maintains in the balance of the Building. For so long as any utility which services the Leased Premises is not separately metered, Tenant shall reimburse Landlord for its use of such utility by paying its pro rata share of each utility bill which, for purposes hereof, shall be thirty percent (30%).

     SECTION 5.7  TRANSITION SERVICES.  In addition to the Services set forth in
Section 5.6 above, Landlord shall provide, if requested, the following additional services to Tenant for the Term of this Lease (hereafter the "Transition Services"):

          a. Human resource services, for all of Tenant's employees located at the Leased Premises;

          b. Purchasing services relating to the continued supply of materials and supplies to the Leased Premises;

          c.   Accounting services;

          d. Information systems and data processing equipment, software, and services;

          e.   Receptionist services;

          f.   Materials handling services;

          g.   Housekeeping and trash removal for the Leased Premises;

          h.   Use of inspection and sampling equipment located within Building;
               and

          i.   Other services agreed upon between the parties.

Transition Services set forth herein shall be provided primarily by the individuals listed on Exhibit C. Subject to the following provisions, for a period starting October 1, 1996 through March 31, 1997, Tenant agrees to pay Landlord a monthly fee for such Transition Services of $40,985.00. The foregoing monthly fee shall be inclusive of all of Landlord's costs associated with providing the Transition Services. Notwithstanding the foregoing, in the event Landlord and Tenant agree on a division of software and hardware leases used in connection with the Transition Services as indicated on Exhibit D, the fee for Transition Services will be adjusted accordingly. Further, prior to March 31, 1997, Landlord and Tenant shall, in good faith, attempt to agree on a revised fee schedule for Transition Services based on actual experience. In the event that Landlord and Tenant are unable to mutually agree on a revised fee schedule, the foregoing fee for Transition Services will continue to apply for the balance of the Term.

                               ARTICLE 6   DEFAULT

     SECTION 6.1 TENANT DEFAULT. Tenant shall keep and perform each of the covenants and Agreements of this Lease. Failure of the Tenant to do so for a continuing period of thirty (30) days following receipt of written notice thereof shall give the Landlord the right, upon giving the notice required by law, to terminate Tenant's right of possession under this Lease and to re-enter the Leased Premises. Notwithstanding such re-entry by the Landlord, the liability of the Tenant for rent herein shall not be extinguished for the balance of the Term of this Lease and the Tenant covenants and agrees to pay to the Landlord any deficiency arising from a re-entry and re-letting of the Leased Premises at a lesser rental than herein agreed. The Tenant shall pay such deficiency each month as the amount thereof is ascertained by the Landlord. The Landlord shall use reasonable efforts to relet the Leased Premises upon such re-entry.

     SECTION 6.2 LANDLORD DEFAULT. Landlord shall keep and perform each of the covenants and agreements of this Lease. Failure of Landlord to do so for a continuing period of thirty (30) days following receipt of written notice thereof shall give Tenant the right at its sole option (a) to terminate the Lease by notice to the Landlord without further liability to Landlord and to recover all resulting damages.


                          ARTICLE 8    ENTIRE AGREEMENT

This instrument, including the Exhibits which are hereby incorporated by reference, embodies all the agreements between the parties regarding the Leased Premises, and no oral agreements or correspondence shall be held to vary the provisions hereof. No subsequent changes and modifications will be valid unless expressed in writing and signed by the Landlord and the Tenant.

                              ARTICLE 9     NOTICES

Any notice required or permitted to be given under this Lease shall be in writing and shall be deemed sufficiently given when delivered in person or transmitted by telegram or facsimile, or five (5) days after it shall have been deposited in the United States mail (registered or certified) postage prepaid, addressed to the addresses given below, or when sent by facsimile to the numbers set forth below, provided that the fax shall reflect the answer back of the receiving party.



LANDLORD: Carlisle Engineered Components, Inc.
          C/o Geauga Company
          100 7th Avenue, Suite 100
          Chardon, Ohion 44024-1077
          Attn: Allen J. Hoffman


TENANT:   Johnson Controls, Inc.
          Plastic Container Division
          912 City Road
          Manchester, Michigan 48158
          Attn: James Pell


                           ARTICLE 10    HOLDING OVER

If upon the expiration of the Term hereof the Tenant shall hold over the Leased Premises without written agreement as to a new Term, the holding over shall be a tenancy from month to month only, and shall be subject otherwise to the terms and conditions hereof except that the monthly rental shall be twice the amount specified in SECTION 2.3 hereof.

                      ARTICLE 11    SUCCESSORS AND ASSIGNS

Reference herein to persons in the singular number shall include the plural and vice versa. Subject to the restrictions on assignment contained in SECTION 3.6, this Lease shall be binding upon the heirs, executors, administrators, successors and assigns of the Landlord and upon the successors and assigns of the Tenant.

                      ARTICLE 14     CANCELLATION OF LEASE

Tenant shall have the right to cancel this Lease, effective at any time on or after the first six (6) months of the Term, with no further obligation to the Landlord by giving the Landlord ninety (90) days written notice.

                             ARTICLE 15     DISPUTES

The validity, interpretation and performance of this Lease and any dispute connected herewith shall be governed and construed in accordance with the laws of Pennsylvania. All disputes not settled by negotiation or other method of alternative dispute resolution mutually agreeable to the parties shall be resolved by arbitration in accordance with the then-prevailing Commercial Rules of the American Arbitration Association. All disputes shall be decided by a single arbitrator, and an award shall be issued within 90 days of the date of filing of the demand for arbitration. The award rendered shall be final, and judgment may be entered upon it in accordance with the applicable law in any court having jurisdictiion.


                           ARTICLE 16    SEVERABILITY

If any provision of this Lease shall be invalid, illegal or unenforceable under any law applicable thereto, such provision shall be deemed deleted from this Lease without impairing or prejudicing the validity, legality and enforceability of the remaining provisions hereof.



IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed in duplicate the day and year first above written.


                              CARLISLE ENGINEERED COMPONENTS, INC. (Landlord)

                              By:____________________________________________

                              Its:___________________________________________


                              JOHNSON CONTROLS, INC. (Tenant)

                              By:____________________________________________

                              Its:___________________________________________

                                    EXHIBIT A


                               Description of Land


All that certain piece or parcel of land situate in the Township of Millcreek, County of Erie and Commonwealth of Pennsylvania, bounded and described as follows: BEGINNING at an iron pipe in the east right-of-way line of Selinger Avenue, said point of beginning being located in a southerly direction a distance of two hundred fifteen (215) feet from the intersection of said right-of-way line with the south right-of-way line of West 12th Street, a one hundred
(100) foot wide right-of-way; thence easterly parallel with the right-of-way line of West 12 Street a distance of one hundred seven and fourteen hundredths (107.14) feet to an iron pipe in the east line of Purpart Number 2; thence in a southerly direction along said line a distance of one hundred forty-five (145) feet to an iron pipe; thence in a westerly direction parallel to the south right-of-way line of West 12 Street a distance of one hundred seven and twenty-one hundredths (107.21) feet to a point in the east right-of-way line of Selinger Avenue; thence northwardly along same a distance of one hundred forty-five (145) feet to an iron pipe and the place of beginning.

                                    EXHIBIT B

                                    SITE PLAN

                                    EXHIBIT C

                          Transition Services Personnel